Exhibit 2.2

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) dated July 7, 2025, by and between XTANT MEDICAL HOLDINGS, INC., a Delaware corporation (the “Seller”), PARADIGM SPINE GMBH, a German Gesellschaft mit beschränkter Haftung (the “Company”) and COMPANION SPINE, LLC, a Delaware limited liability company (“Buyer”). The Seller, the Company and Buyer are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller owns 100% of the issued and outstanding shares of equity securities of the Company, which shares (“Shares”) constitute all of the outstanding equity securities of the Company;

WHEREAS, the Seller is engaged in the operation of the Coflex Business in the United States, and the Company and its Subsidiaries are engaged in the operation of the Coflex Business outside the United States, which includes the Coflex Business as well as the design, manufacture, development, commercialization, or distribution of the “Hybrid Performance System™ 2.0” spinal fixation systems, and dynamic stabilization systems (the “OUS Coflex Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, Seller and Buyer are entering into in an Asset Purchase Agreement, pursuant to which, among other things, the Seller will transfer and assign to the Buyer certain assets and rights related to the Coflex Business, as operated by the Seller within the United States (the “US Purchase Agreement” and such business the “US Coflex Business”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“$” means the lawful currency of the United States.

“Accounting Standards” means the historical accounting methods, principles, practices, procedures and estimation methodologies set forth on Exhibit A attached hereto.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, investigations, notice of violation, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 6.5(a).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Business Contracts” has the meaning set forth in Section 4.12(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.

“Business Permits” has the meaning set forth in Section 4.17(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Assumed Taxes” means income Taxes imposed on a member of the Company Group for any time period beginning on or after January 1, 2025, including but not limited to any income Taxes attributable to: (i) the forgiveness of the Intra-Company Payables, or (ii) the Pre-Closing Intra-Company Restructuring.

“Buyer Fundamental Representations” has the meaning set forth in Section 7.3(a).

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Buyer Released Parties” has the meaning set forth in Section 6.13.

“Buyer Returns” has the meaning set forth in Section 6.10(d).

“Buyer’s Proposed Calculations” has the meaning set forth in Section 2.7(a).

“Cap” has the meaning set forth in Section 9.4(a).

“Cash” means, at any given time, the actual cash balances, cash equivalents and marketable securities of the Company Group (including all third-party checks deposited or held in, and drafts and electronic transfers to, any accounts of the Company Group that have not yet cleared, in each case, so long as such check, draft or electronic transfer subsequently clear), net of (i) any checks, drafts or electronic transfers issued by the Company Group that have not yet cleared, and (ii) any cash that is subject to restrictions or limitations on use, repatriation or distribution by applicable Law or Contract (including any escrow security deposits with a third party and any other deposits).

“Claim Resolution Period” has the meaning set forth in Section 9.6.

“Claim Review Period” has the meaning set forth in Section 9.6.

“Closing” has the meaning set forth in Section 2.1.

“Closing Certificate” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Cash” means Cash of the Company Group as of the Closing Date.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Group as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coflex Business” means the design, manufacture, development, commercialization, or distribution of “Coflex” and “Cofix” spinal fixation systems and dynamic stabilization. .

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“Company” has the meaning set forth in the preamble.

“Company Group” means, collectively, the Company and each of the following Subsidiaries of the Company, including RTI Surgical Australia Pty, Ltd., an Australian company, Paradigm Spine Iberia SL, a Spanish company, Paradigm Switzerland AG, a Swiss company, Paradigm Spine Austria GmbH, an Austrian company, and, following the Pre-Closing Intra-Company Restructuring:, Paradigm Spine UK Limited, a United Kingdom limited company.

“Company Group Intellectual Property” means all Intellectual Property Assets, together with all other Intellectual Property used by the Company Group or otherwise necessary to the business of the Company Group, but expressly excludes any Intellectual Property that is owned or licensed by Seller or any of its Affiliates or Subsidiaries (excluding the Company Group).

“Confidential Information” has the meaning set forth in Section 6.8(c).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, purchase order, work order, statement of work, commitment, assignment, certificate, option, joint ventures and all other agreements, commitments and binding arrangements, whether written or oral, to which a Person is a party or is otherwise bound.

“Deductible” has the meaning set forth in Section 9.4(a).

“Direct Claim” has the meaning set forth in Section 9.6.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and the Company concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.7(c).

“Employee Benefit Plan” means each employee benefit plan and each other employment, individual consulting or independent contractor, retirement, supplemental retirement, excess benefit, pension, profit sharing, deferred compensation, severance, termination pay, salary continuation, bonus, incentive, tax gross-up, employee loan, change in control, transaction, sale bonus, retention, profits interest, phantom equity, equity option, equity appreciation right, restricted equity, deferred equity, or other equity or equity-based incentive, life, health, welfare, disability, accident, medical, dental, vision, cafeteria, flex spending, adoption assistance, dependent assistance, employee assistance, tuition, vacation, paid time off, hospitalization, sickness, death, fringe benefit or other compensation or benefit plan, program, policy, agreement or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded), in each case, (x) that any member of the Company Group sponsors, maintains, contributes to or has any obligation to make contributions to, or (y) with respect to which any member of the Company Group has or could reasonably be expected to have any current potential or contingent Liability.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, limitation on transfer, use or assignment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Enterprise Value” means $1,700,000.

“Environmental Law” means any statute, rule, regulation, ordinance, order, decree or determination of a Governmental Authority (or any similar provisions having the force and effect of Law), and all common law in any way relating to pollution, protection of the environment, public or worker health or safety, or natural resources.

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“Equity Securities” means (a) in the case of a corporation, any and all shares (however designated) of capital stock of such corporation, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equity equivalents (however designated) of or in such association or business entity, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) of such partnership or limited liability company, (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, the right to designate, vote on or approve one or more members of the board of directors, board of managers or other governing body or the right to vote on, approve or consent to matters submitted to the holders of equity securities of the issuing Person for vote, approval or consent (as applicable) and (e) in any case, any right to acquire any of the foregoing (including by exchange, exercise or conversion of other securities).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facilities” has the meaning set forth in Section 4.21(b).

“Final Purchase Price” means an amount in cash equal to (a) the Enterprise Value plus (b) the Closing Date Cash minus (c) the Closing Indebtedness, plus (d) to the extent the Net Working Capital exceeds the Target Net Working Capital, the Net Working Capital Adjustment, minus (e) to the extent the Target Net Working Capital exceeds the Net Working Capital, the Net Working Capital Adjustment, in each case, as finally determined pursuant to Section 2.7.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 6.9(a).

“Fraud” means an intentional misrepresentation with respect to the representations and warranties expressly set forth in Article III (with respect to the Seller), Article IV (with respect to the Seller) or Article V (with respect to Buyer) that constitutes common law fraud (excluding constructive fraud) under the laws of the State of Delaware.

“Fundamental Representations” has the meaning set forth in Section 7.3(a).

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Material” shall mean any substance, waste or material that is listed or defined under, regulated by or may reasonably give rise to standards of conduct or Liability pursuant to any applicable Environmental Laws, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls, noise, odor, mold or radiation.

“Identified Employees” has the meaning set forth in Section 4.18(a).

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“Indebtedness” means (without duplication) any of the following Liabilities: (a) any indebtedness of any member of the Company Group for borrowed money or issued in substitution or exchange for indebtedness of any member of the Company Group for borrowed money, whether current, secured or unsecured, (b) any indebtedness evidenced by any loan agreement, note, bond, debenture or other debt security or similar instrument, (c) all Liabilities for the deferred or unpaid purchase price of property, business, assets, securities or services with respect to which any member of the Company Group is liable, contingently or otherwise, as obligor or otherwise, including any “earnout” and “seller notes” or similar payments, in each case, calculated as the maximum amount payable under or pursuant to such Liabilities, (d) any indebtedness secured by a Encumbrance on any assets of any member of the Company Group, (e) all obligations of any member of the Company Group under letters of credit, performance, payment, bid or surety bonds, banker’s acceptances or similar obligations (in each case, solely to the extent drawn), (f) any Taxes of a member of the Company Group attributable to Pre-Closing Tax Liability Period (other than the Buyer Assumed Taxes) (g) any commitment by which any member of the Company Group assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (h) any indebtedness guaranteed in any manner by any member of the Company Group (including guaranties in the form of an agreement to repurchase or reimburse) to the extent a demand has been made on the guaranty, (i) any Liabilities under leases recorded as a capital or financing lease in the Financial Statements, with respect to which any member of the Company Group is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any member of the Company Group assures a creditor against loss, (j) any dividends or distributions payable or declared but not yet paid with respect to any member of the Company Group which are payable to a Person not a member of the Company Group, (k) any Liabilities under currency or interest rate swaps, hedge, forward agreement or similar agreement or arrangements, (l) any Intra-Company Payables, or (m) accrued or unpaid interest through the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (m) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such Liabilities and the termination of all related Encumbrances.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Identified Filings” has the meaning set forth in Section 6.4.

“Independent Accountant” has the meaning set forth in Section 2.7(c).

“Insolvent” means, with respect to any Person, that, as of any date of determination, on a consolidated basis, if applicable: (i) the fair value of such Person’s assets will not exceed all of its liabilities (including contingent liabilities) as of such date; (ii) such Person will have, as of such date, an unreasonably small amount of capital for the business in which it is engaged, or (iii) such Person will not be able to pay its debts as they become absolute and mature, in the ordinary course of business.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals, (a) Patents, (b) Copyrights, (c) Trademarks, (d) Software, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) Trade Secrets, (h) all databases and data collections, (i) all other proprietary rights (including moral rights, rights related to social media accounts or information (including likes, subscribers or members), rights of personality, identity or privacy), (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (k) rights to sue for past, present, and future infringement of the foregoing rights.

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“Intellectual Property Assets” means all Intellectual Property that is owned by any member of the Company Group.

“Intellectual Property License Agreement” means a Contract granting or obtaining any right to use or practice any rights under any Intellectual Property to which any member of the Company Group or their Affiliates is a party or otherwise bound (whether as grantor or grantee or recipient of such right or otherwise) and which relates to the OUS Coflex Business.

“Interim Period” has the meaning set forth in Section 6.1(a).

“Intra-Company Payables” means all payables owed by any members of the Company Group to Seller or any Subsidiary of the Seller that is not a member of the Company Group.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies and parts of the Company Group, including but not limited to all implants and instruments.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any liability, obligation, indebtedness, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or become due and regardless of when asserted.

“Lookback Period” has the meaning set forth in Section 4.10.

“Losses” means any and all losses, claims, Liabilities, damages, fines, penalties, deficiencies, obligations, and costs and expenses of any kind or nature whatsoever, including, without limitation: (a) actual attorneys’, accountants’, consultants’, and other professionals’ fees; (b) costs and expenses incurred in connection with the investigation, defense, prosecution, resolution, or settlement of any actual or threatened Action, claim, demand, audit, or proceeding; and (c) costs and expenses incurred in enforcing any right to indemnification under this Agreement; provided, however, that the term “Losses” shall exclude any punitive or exemplary damages except to the extent actually awarded in a timely adjudicated or finally settled Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the OUS Coflex Business or the results of operations, condition (financial or otherwise) of any member of the Company Group, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse event, occurrence, fact, condition or change (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the OUS Coflex Business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or the announcement, proposal, adoption, implementation, or enforcement of any tariffs, trade sanctions, or similar actions by any Governmental Authority (or the public or market reaction thereto or the adverse effects resulting therefrom, including without limitation changes in customer or supplier behavior, increases in costs or reductions in demand), (iii) national or international emergency resulting from a pandemic or similar naturally occurring diseases or event, (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) any changes in GAAP, (vi) changes in any Law or other binding directives issued by any Governmental Authority, (vii) acts of God, earthquakes, floods, hurricanes, tornadoes, or natural disasters, (viii) compliance with the requirements of this Agreement or the Transaction Documents, (ix) any action or omission which has been expressly requested or expressly approved by Buyer in writing, (x) changes, effects or circumstances arising out of the announcement or disclosure of the execution of this Agreement or the Asset Purchase Agreement or the announcement or disclosure of the transactions contemplated hereby or by the Asset Purchase Agreement, including losses or threatened losses of, and any adverse change in the relationship with, employees, customers, vendors, distributors, resellers, financing sources, licensors, licensees or other commercial relations of the Company Group, (xi) the Pre-Closing Intra-Company Restructuring or (xii) the failure of Buyer to timely approve a request by Seller under Section 6.1(b) if the request is for an action that Seller would take with respect to the Company Group in the Ordinary Course of Business; provided, further, however, that the exceptions in (i) – (vi) directly above shall only apply to the extent such event, occurrence, fact, condition or change does not, individually or in the aggregate, have a materially and adversely disproportionate impact on the OUS Coflex Business, taken as a whole, compared to other Persons or businesses that operate in the same or similarly situated industries as the OUS Coflex Business.

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“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Distributors” has the meaning set forth in Section 4.13(c).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Net Working Capital” means the difference between the consolidated current assets (excluding all Cash) and consolidated current liabilities (excluding all Indebtedness) of the Company Group, as of 11:59 p.m., Eastern Time, on the day prior to the Closing Date, as applied in the preparation of the Financial Statements as of, and for the fiscal year ended, December 31, 2024 in accordance with the same Accounting Standards used in the preparation of the Financial Statements as of such date. For the avoidance of doubt, Net Working Capital shall not include (i) any amount of Income Tax assets or Income Tax liabilities, or any deferred Tax assets or deferred Tax liabilities or (ii) any receivables and payables among Seller and any of its direct and indirect subsidiaries (including all members of the Company Group). An example calculation of Net Working Capital is attached as Exhibit A-1.

“Net Working Capital Adjustment” means: (a) if the Net Working Capital is greater than the Target Net Working Capital, then an amount equal to such excess, or (b) if the Target Net Working Capital is greater than the Net Working Capital, then an amount equal to such excess. For the avoidance of doubt, if the Net Working Capital is equal to the Target Net Working Capital, then the Net Working Capital Adjustment shall equal $0.

“Non-Party Affiliates” has the meaning set forth in Section 10.11.

“Note” means that certain promissory note to be issued by Buyer for the benefit of Seller and SURGALIGN SPV, INC., a Delaware corporation, with a principal balance of $8,200,000.00, in connection with the US Purchase Agreement.

“Objection Notice” has the meaning set forth in Section 2.7(b).

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (b) Contract with any Governmental Authority entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business consistent in nature, scope and magnitude with the past practices of such Person in the operation of its business.

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“Organizational Documents” means (a) the articles or certificate of incorporation, the bylaws of a corporation and any other Contract between the equityholders relating to the organization or governance of such corporation, (b) the certificate of formation or articles of organization, the operating agreement or limited liability company agreement of a limited liability company and any other Contract between the equityholders relating to the organization or governance of such limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement, the certificate of limited partnership of a limited partnership and any other Contract between the equityholders relating to the organization or governance of such limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, governance, or organization of a Person in any jurisdiction in the world, and the operating agreement or any other Contract relating to the organization or governance of such Person, and (f) any amendment to, supplement to, modification of, or restatement of any of the foregoing.

“OUS Coflex Business” has the meaning set forth in the recitals.

“Party” has the meaning set forth in the preamble.

“Payoff Letters” has the meaning set forth in Section 2.4(b).

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, exemptions, accreditations, certificates, variances and similar rights, including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

“Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group, in any jurisdiction.

“Pre-Closing Intra-Company Restructuring” has the meaning set forth in Section 6.11.

“Pre-Closing Tax Liability Period” means any taxable period ending on or before the Closing Date, and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Policies” means all Laws and policies relating to personal, personally-identifiable, sensitive or regulated information or the operation or security of any information technology assets.

“Proceedings” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, or judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

“Registered Intellectual Property” has the meaning set forth in Section 4.16(a).

“Representatives” means, with respect to any Person, any director, officer, employee, accountant, auditor, legal counsel, financial advisor, consultant, financing source or other advisor, agent or representative of such Person or any of its Affiliates or other Person acting on behalf of such Person or any of its Affiliates.

“Seller” has the meaning set forth in the preamble.

“Seller and Company Group Fundamental Representations” has the meaning set forth in Section 7.2(a).

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“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Returns” has the meaning set forth in Section 6.10(d).

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Sean Browne, Scott Neils, Enrico Sangiorgio, and Camille Sommer, including knowledge that would be obtained upon reasonable inquiry into the fact or matter represented or warranted.

“Software” means computer software, programs, and data embodied in any digitized form, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all related documentation, manuals, source codes and object codes, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material and documentation related to the said computer software, programs, and data, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded recorded or written on disk, tape, film, memory, device, paper or other media of any nature or kind whatsoever.

“Straddle Period” has the meaning set forth in Section 6.10(c).

“Subsidiaries” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” means $5,051,000.

“Tax Contest” has the meaning set forth in Section 6.10(h).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority having authority with respect to the determination, assessment, collection, enforcement or administration of any Tax and their respective successors, if any.

“Terminating Party” has the meaning set forth in Section 8.2(a).

“Termination Date” means (i) if Buyer has not exercised the First Additional Financing Period (as defined in the US Purchase Agreement) pursuant to Section 6.10(c) of the US Purchase Agreement, the expiration of the ten (10) Business Day period following the end of the Initial Financing Period (as defined in the US Purchase Agreement), (ii) if Buyer has exercised the First Additional Financing Period but has not exercised the Second Additional Financing Period (as defined in the US Purchase Agreement), in each case, pursuant to Section 6.10(c) of the US Purchase Agreement, the expiration of the ten (10) Business Day period following the end of the First Additional Financing Period, or (iii) if Buyer has exercised the Second Additional Financing Period pursuant to Section 6.10(c) of the US Purchase Agreement, the expiration of the ten (10) Business Day period following the end of the Second Additional Financing Period (ass as defined in the US Purchase Agreement); provided, however, that in no event will the Termination Date be later than December 31, 2025..

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“Third Party Claim” has the meaning set forth in Section 9.5.

“Trade Secrets” means trade secrets, confidential or proprietary business information, manufacturing and production processes and techniques, algorithms, ratios, safety, data, product specifications, research and development information, records, reports, formulae, technology, plans, drawings, blueprints, programs, software, source code, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, in each case, to the extent it is not in the public domain.

“Trademarks” means all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the US Purchase Agreement, and any other agreement, instrument, certificate, or document executed and delivered in connection with the transactions contemplated hereby.

“US Coflex Business” has the meaning set forth in the recitals.

“US Purchase Agreement” has the meaning set forth in the recitals.

ARTICLE II

CLOSING AND CONSIDERATION

2.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures no later than two (2) Business Days after all of the conditions to Closing set forth in Article VII have been satisfied or waived by the applicable Party (other than conditions which, by their nature, are to be satisfied on the Closing Date). The date on which the Closing occurs is the “Closing Date.” The Closing shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date for all purposes. All proceedings to be taken and all documents to be executed and delivered at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed and delivered until all have been taken, executed and delivered. For the avoidance of doubt, the Closing shall take place simultaneously with the closing of the transactions contemplated by the US Purchase Agreement. Accordingly, the Parties have included the condition to Closing set forth in Section 7.1(c).

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2.2 Sale and Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Buyer or its designee, and Buyer hereby agrees to purchase, or cause its designee to purchase, from Seller, all of Seller’s interests in, to and under the Shares in exchange for (i) the Estimated Purchase Price pursuant to and in accordance with Section 2.3 and (ii) if applicable, a payment in cash, without interest, to be made to the Seller in respect of the Shares following the determination of the Final Purchase Price pursuant to and in accordance with Section 2.7.

2.3 Estimated Purchase Price. The aggregate consideration to be paid by Buyer to the Seller for the Shares at the Closing (the “Estimated Purchase Price”) shall be an amount in cash equal to (a) the Enterprise Value, minus (b) the Estimated Closing Indebtedness, plus (c) to the extent the Estimated Net Working Capital exceeds the Target Net Working Capital, the Estimated Net Working Capital Adjustment, plus (d) any Estimated Closing Date Cash, minus (e) to the extent the Target Net Working Capital exceeds the Estimated Net Working Capital, the Estimated Net Working Capital Adjustment.

2.4 Closing Certificate. At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to Buyer:

(a) A certificate (the “Closing Certificate”), duly certified by the Chief Executive Officer of the Seller, setting forth:

(i) the Company Group’s good faith estimates of (A) the amount of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) the Net Working Capital (the “Estimated Net Working Capital”), (C) the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (C) the amount of the Closing Date Cash (“Estimated Closing Date Cash”), all calculated in accordance with the terms of this Agreement, and (E) the calculation of the Estimated Purchase Price (based on (A), (B), (C) and (D) above); and

(ii) wire transfer instructions for each account necessary for each payment to be made by Buyer at the Closing in accordance with the terms and conditions of this Agreement.

(b) payoff letters, in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”), from each holder of Indebtedness, which confirms the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid obligations under each item of Closing Indebtedness as of the Closing (and the daily accrual of interest thereunder to be paid off as of the Closing), and which Payoff Letters shall provide for the release of all Encumbrances relating to the applicable Indebtedness on the assets or properties of any member of the Company Group and their respective Affiliates upon payment of the applicable payoff amount, and set forth arrangements, reasonably satisfactory to Buyer, for such lenders or their representatives to provide on or promptly following the Closing Date, UCC-3 termination statements, terminations of landlord waivers, terminations of account control agreements and release documents acceptable for recordation in local real property records or the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign intellectual property office, department or agency required to evidence such Encumbrance releases (if applicable).

Following delivery by the Seller of the Closing Certificate, the Company Group shall, and the Seller shall cause the Company Group to, upon reasonable prior written notice to the Company Group, provide Buyer and its Representatives with reasonable access during normal business hours, in a manner that does not unreasonably interfere with the business operations of the Company Group, to the financial books and records of the Company Group, in each case, for the purposes of allowing Buyer and its Representatives to confirm the accuracy of the calculations set forth in the Closing Certificate. The Seller shall consider in good faith any comments raised by Buyer in connection with its review of the Closing Certificate, and to the extent the Seller agrees, in its sole discretion, to any such suggested revisions, the Seller shall deliver to Buyer a revised Closing Certificate reflecting such revisions, which revised Closing Certificate shall be deemed to have been delivered at the time the Seller delivered the initial Closing Certificate.

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2.5 Payments at Closing.

(a) Closing Indebtedness. At the Closing, Buyer shall pay or cause to be paid, to the holders of the Closing Indebtedness, by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in the Closing Certificate and otherwise in accordance with the Payoff Letters, the amounts (without duplication) set forth in the Closing Certificate as Closing Indebtedness and in the Payoff Letters; and

(b) Seller Closing Payment. At the Closing, Buyer shall pay or cause to be paid, to the Seller, by wire transfer of immediately available funds to the account of Seller as set forth in the Closing Certificate, the Estimated Purchase Price as set forth on the Closing Certificate.

2.6 Deliveries at Closing.

(a) Deliveries by the Seller and the Company Group. At the Closing, the Company Group and Seller shall deliver, or cause to be delivered, to Buyer.

(i) a good standing certificate (or equivalent), dated within five (5) Business Days prior to the Closing, for each member of the Company Group, in each case, from its jurisdiction of incorporation, organization, or formation, as applicable;

(ii) a certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, and executed by the Secretary of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller and the Company are a party and the consummation of the transactions contemplated hereunder and thereunder, and that such resolutions have not been amended or modified in any respect and remain in full force and effect as of the Closing Date, and (B) that attached thereto are true and complete copies of the Organizational Documents of each member of the Company Group;

(iii) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Seller, certifying the satisfactions of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c);

(iv) all certificates representing the Shares, if any, together with duly executed documents of transfer and assignment, in form and substance reasonably satisfactory to Buyer, sufficient to transfer record title and full beneficial ownership of the Shares to Buyer, free and clear of all Encumbrances;

(v) evidence, reasonably satisfactory to Buyer that the Seller has completed the Pre-Closing Intra-Company Restructuring;

(vi) an IRS Form W-9, duly executed and completed by the Seller, the Company, and each member of the Company Group, as applicable;

(vii) written resignations and releases, in form and substance reasonably satisfactory to Buyer, executed by each director and officer of each member of the Company Group identified by Buyer, effective as of the Closing;

(viii) a deed, duly notarized, evidencing the transfer of the Shares in accordance with the § 15(3) of the German Act on Limited Liability Companies (GmbHG);

(ix) evidence that the Company has made a commercially reasonable effort to enter into a manufacturing agreement with Bricon GmbH, which includes the terms set forth on Schedule 2.6(a)(ix) (or as otherwise may be agreed to between the Company and Buyer); provided, however, that commercially reasonable efforts shall expressly not require Seller to pay any consideration to, or grant any concessions to, Bricon GmbH, and

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(x) evidence reasonably satisfactory to Buyer that each of the Encumbrances and agreements set forth on Schedule 2.6(a)(x) has been terminated at or prior to the Closing such that neither Buyer nor any member of the Company Group, nor any of their respective Affiliates, has any Liability thereunder.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver (or cause to be delivered) the following documents, each in form and substance reasonably satisfactory to the Company:

(i) a certificate, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, and executed by the Secretary of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereunder and thereunder, and that such resolutions have not been amended or modified in any respect and remain in full force and effect as of the Closing Date; and

(ii) a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

2.7 Post-Closing Adjustment.

(a) Buyer shall prepare and deliver to the Seller, within sixty (60) days following the Closing Date, a statement setting forth Buyer’s good faith calculations (the “Buyer’s Proposed Calculations”) of (i)(A) the actual amount of the Closing Indebtedness, (B) the actual amount of the Closing Date Cash, (C) the actual amounts of the Net Working Capital and the Net Working Capital Adjustment, in each case, calculated in accordance with the terms of this Agreement; (ii) the Final Purchase Price using the foregoing amounts; and (iii) the amount, if any, by which the Final Purchase Price so determined using the foregoing amounts for these purposes is greater than or less than the Estimated Purchase Price. Buyer’s Proposed Calculations shall include reasonable detail of the items constituting such Closing Indebtedness, such Net Working Capital and such Net Working Capital Adjustment. Following delivery by Buyer of Buyer’s Proposed Calculations, Buyer and the Company Group shall, upon reasonable prior written notice to Buyer, provide the Seller and its Representatives with reasonable access during normal business hours, in a manner that does not interfere with the business operations of Buyer, any member of the Company Group or any of their respective Affiliates, to the financial books and records of the Company Group, in each case, solely to the extent related to the period prior to the Closing and solely for the purposes of allowing the Seller and its Representatives to confirm the accuracy of the Buyer’s Proposed Calculations.

(b) On or prior to the 45th day following Buyer’s delivery of the Buyer’s Proposed Calculations, the Seller may deliver to Buyer a written notice stating the Seller’s objections to the Buyer’s Proposed Calculations (including each disputed item or amount) and the Seller’s calculation of each disputed amount (the “Objection Notice”). The Objection Notice shall specify in reasonable detail the amount of any objection and the basis therefor. Any determination set forth in the Buyer’s Proposed Calculations that is not specifically objected to in the Objection Notice shall be deemed accepted and shall be final, conclusive and binding upon the Parties. If the Seller does not deliver to Buyer the Objection Notice within such 45-day period, then the Buyer’s Proposed Calculations shall be final, conclusive and binding upon the Parties and the Buyer’s Proposed Calculations shall constitute the basis for the determination of the Final Purchase Price.

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(c) Following Buyer’s receipt of the Objection Notice, the Seller and Buyer shall attempt to negotiate in good faith to resolve any amounts disputed in the Objection Notice. In the event that the Seller and Buyer fail to agree on all of the Seller’s proposed disputed items set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice, the Seller and Buyer shall engage Eide Bailly LLP or, if such Person is unable or unwilling to act as the Independent Accountant hereunder, such other nationally recognized accounting firm that is mutually acceptable to Buyer and the Seller and is willing to serve in such capacity hereunder (the “Independent Accountant”), to make the final determination of any remaining amounts in dispute (the “Disputed Amounts”) in accordance with the terms of this Agreement. Buyer and the Seller shall deliver to the Independent Accountant a copy of the Buyer’s Proposed Calculation and the Objection Notice and each of Buyer and the Seller shall provide the Independent Accountant with their respective determinations of the Disputed Amounts and such other written submissions, presentations and supporting material as each of Buyer and the Seller deems necessary and appropriate. A copy of the written submissions, presentations and supporting materials provided by Buyer or the Seller, as applicable, to the Independent Accountant, shall be promptly delivered to the other Person, and no Party or its Representatives shall be permitted to engage in any ex-party communications (whether written or oral) with the Independent Accountant. The Independent Accountant shall make a determination in writing of each of the Disputed Amounts as soon as reasonably practicable after its engagement, but no later than forty five (45) days after being engaged, and such determination shall be, absent fraud or manifest error, final and binding on the Parties and shall be within the range proposed by Buyer and the Seller in the Buyer’s Proposed Calculations and the Objection Notice for each of such Disputed Amount. The scope of the disputes to be resolved by the Independent Accountant shall be limited to whether the calculation of a Disputed Amount was done in accordance with the terms hereof (including the applicable definitions of this Agreement) and whether there were mathematical errors in the calculation of any of the Disputed Amounts, and the Independent Accountant shall not to make any other determination. The Independent Accountant shall make its determination based solely on written submissions, presentations and supporting material provided by Buyer and the Seller and not pursuant to any independent review, and such determination shall be based upon the definitions of Closing Indebtedness and Net Working Capital. The Independent Accountant shall act as an expert, not an arbitrator. The fees, costs and expenses of the Independent Accountant shall be allocated between Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage of the aggregate dollar value of the items set forth in the Objection Notice not awarded to Buyer and the Seller, respectively, bears to the amount actually contested by such Party. For example, if the Seller claims that the appropriate adjustments are in the aggregate $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves such items by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to the Seller. During the review by the Independent Accountant, Buyer, the Seller and their respective Representatives shall make reasonably available to the Independent Accountant such information, books and records and work papers as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.7(c). The Independent Accountant’s determination of the Disputed Amounts shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations, submissions to the Independent Accountant, and presentations under this Section 2.7(c) shall be treated as confidential information. The Independent Accountant shall be bound by a mutually agreeable confidentiality agreement. The decision rendered pursuant to this Section 2.7(c) may be filed as a judgment in any court of competent jurisdiction. Either Party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.7(c). The other Party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Accountant or manifest error by the Independent Accountant. Absent such fraud or manifest error, such other Party shall reimburse the Party seeking enforcement for all of its expenses related to the enforcement of the Independent Accountant’s determination.

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(d) Payment of Adjusted Amounts.

(i) If the Estimated Purchase Price is greater than the Final Purchase Price, then any amounts owed by the Seller to Buyer shall be first offset against any amounts of principal and accrued interest owed by Buyer to Seller under the Note (if any remaining under the Note), and if none such amounts remain outstanding under the Note, then to Buyer via wire transfer of immediately available funds to the account designated by Buyer, such amount shall be equal to the aggregate amount the Estimated Purchase Price is greater than Final Purchase Price.

(ii) If the Final Purchase Price is greater than the Estimated Purchase Price, then the Buyer shall pay or cause to be paid to Seller, via wire transfer of immediately available funds to the account designated by Seller, an amount equal to the aggregate amount the Final Purchase Price is greater than Estimated Purchase Price.

(iii) All payments made pursuant to this Section 2.7 shall be treated by all Parties for Tax purposes as adjustments to the purchase price unless otherwise required by Law.

The Parties agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of the Final Purchase Price or any other calculated amount pursuant to this Agreement. All of the amounts set forth on the Closing Certificate and the Buyer’s Proposed Calculations (and the individual elements thereof, as applicable) (i) shall be determined in accordance with the definitions included in this Agreement, to the extent addressed therein, and, except as otherwise expressly contemplated by this Agreement, in accordance with the Accounting Standards, (ii) shall be prepared with the same rigor as if such accounts were being prepared as of a fiscal year-end, and (iii) shall not include any “purchase accounting” or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.

2.8 Withholding. Buyer shall be entitled to deduct or withhold any and all Taxes from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or other provision of applicable Law as set forth on a schedule provided by Buyer to the Seller not later than ten (10) days prior to the Closing, which schedule shall contain a written explanation substantiating the requirement to deduct or withhold, as reasonably agreed to by the Seller, and Buyer shall use commercially reasonable efforts to cooperate with the Seller or other recipient of any payment hereunder to minimize or eliminate any such withholding to the maximum extent permitted by Law, including by collecting any necessary Tax forms for avoiding such withholding, including IRS Form W-9, an applicable IRS Form W-8 or similar information, from the Seller and such other recipient. Any amount that is so deducted and withheld and remitted to the applicable Taxing Authority shall be treated as having been otherwise paid to the Seller for all purposes of this Agreement.

ARTICLE III

Representations and Warranties Regarding the Seller

The Seller hereby represents and warrants to Buyer as follows:

3.1 Organization; Good Standing. The Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Seller has all requisite corporate power and authority to own, lease, and operate its assets and to conduct its business as currently conducted.

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3.2 Authorization and Enforceability. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and the Transaction Agreements and consummation of the transactions contemplated hereby and thereby, have been, or will be (prior to the Closing Date in the case of any required stockholder action), duly authorized, approved and adopted by all requisite corporate and stockholder action, as applicable. This Agreement and each such Transaction Agreement, when executed and delivered by Seller (assuming due authorization, execution, and delivery by the other parties thereto), constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable insolvency, bankruptcy, reorganization, moratorium or other similar applicable Law affecting creditors’ rights generally (the “Enforceability Exceptions”).

3.3 Non-contravention; Consents. The execution and delivery by the Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation by the Seller of the transactions contemplated hereby or thereby, and compliance by the Seller of any provision in this Agreement or any other Transaction Document to which it is a party, do not and will not (whether with or without the passage of time, the giving of notice or both), (a) violate, breach, conflict with, constitute a default under, result in the acceleration of rights or obligations under, create in any Person the right to accelerate, terminate, modify or cancel, or result in the obligation to make any payment (including any change of control, severance or similar payments) under, or require any consent or notice under, any Contract to which the Seller is a party, or by which the Seller or any of its assets is bound, or any Permit that has been issued to the Seller or relating to any of its assets, in each case, except as could not be reasonably expected to materially impair the Seller’s ability to consummate the transactions contemplated by this Agreement in a timely manner (b) violate, breach or conflict with any Order or Law applicable to the Seller or any of its properties or assets or (c) result in the imposition of any Encumbrances upon any Equity Securities or assets of any member of the Company Group.

3.4 Ownership of Equity Securities. Except as set forth on Schedule 3.4 of the Disclosure Schedules, the Seller owns, of record and beneficially, and has good and valid title to, the Shares, free and clear of any Encumbrances, and, to the extent applicable, all of the Shares are fully paid and non-assessable. The Seller is not a party to (a) any option, warrant, purchase right or other Contract that could require it to sell, transfer or otherwise dispose, directly or indirectly, of any Equity Securities of any member of the Company Group or (b) any voting trust, proxy, or other Contract with respect to the voting, directly or indirectly, of any Equity Securities of any member of Company Group. Except as set forth on Schedule 3.4, after giving effect to the transactions contemplated by this Agreement, neither the Seller nor any of its Affiliates will have any direct or indirect interest in any Equity Securities of, or other interest in, any member of the Company Group, and Buyer will be the sole record and beneficial owner of, and will hold good and valid title to, all of the Equity Securities of each member of the Company Group, free and clear of all Encumbrances.

3.5 Solvency. The Seller is not now Insolvent and will not be rendered Insolvent by the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. No transfer of the Shares is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller.

3.6 Proceedings: Orders. There are no pending or, to the Seller’s Knowledge, threatened Proceedings, by any Person against the Seller which seek to restrain, alter, delay or prohibit, or to obtain damages or other relief in connection with, the transactions contemplated by this Agreement, or which would have, or could reasonably be expected to have, a Material Adverse Effect.

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3.7 Broker. No broker, finder, or other financial advisor is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Seller or its Affiliates.

3.8 No Other Representations. Except for the representations and warranties expressly set forth in this Article III and Article IV, the Seller, the Company, nor any of their respective directors, officers, employees, agents, or representatives, makes or shall be deemed to have made any other representation or warranty, express or implied, at law or in equity, with respect to the Seller, the Company, or the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the correspondingly numbered Section (and subsection where applicable) of the Disclosure Schedules, each of the Seller and the Company hereby represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and the Closing Date.

4.1 Organization; Good Standing. Each member of the Company Group is duly incorporated or formed, as applicable, validly existing and in good standing (or the equivalent) under the laws of the jurisdiction of its incorporation or formation, as applicable. Each member of the Company Group has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each member of the Company Group is duly qualified or licensed to do business and is in good standing (or the equivalent) in each jurisdiction in which the nature of its respective business or the ownership or leasing of its respective properties makes such qualification or licensing necessary, unless the failure to be so qualified would not cause a Material Adverse Effect on such member of the Company Group, each of which is identified on Schedule 4.1 of the Disclosure Schedules. The Seller has made available to Buyer complete and correct copies of the Organizational Documents for each member of the Company Group that reflect all material amendments made thereto at any time prior to the date of this Agreement. The minute books (containing the records of meetings of the equityholders, the board of directors (or similar governing body) and any committees of the board of directors), and the record books of each member of the Company Group are correct and complete in all material respects. No member of the Company Group is in material default under, or in material violation of any provision of, its Organizational Documents.

4.2 Authorization and Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and such other Transaction Agreements to which it is a party have been duly authorized by all requisite corporate action. This Agreement and each such Transaction Agreement, when executed and delivered by the Company (assuming due authorization, execution, and delivery by the other parties thereto), constitute the legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

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4.3 Non-Contravention; Consents. Except as set forth on Schedule 4.3 of the Disclosure Schedules, the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by transactions contemplated hereby or thereby, nor compliance by the any member of the Company Group of any provision in this Agreement or any other Transaction Document to which it is a party, do not and will not (whether with or without the passage of time, the giving of notice or both), (i) conflict with, violate, or result in the violation or default of or constitute a default under any of the provisions of any Organizational Document of any member of the Company Group or any resolutions adopted by the stockholders, board of directors or other governing body of the Company, (ii) violate, breach, conflict with, constitute a default under, result in the acceleration of rights or obligations under, create in any Person the right to accelerate, terminate, modify or cancel, or result in the obligation to make any payment (including any change of control, severance or similar payments) under, or require any consent or notice under, any Business Contract to which any member of the Company Group is a party, or by which any member of the Company Group or any of its assets is bound, or any Permit that (A) is material to the Company Group or (B) necessary to operate and conduct the business of the Company Group and, in the case of (A) and (B), that has been issued to any member of the Company Group or relating to any of its assets, (iii) violate, breach or conflict with any Order or Law applicable to any member of the Company Group or any of their respective properties or assets, (iv) result in the imposition of any Encumbrance upon any Equity Securities or assets of any member of the Company Group; or (v) result in or give rise to any material Liability, penalty, forfeiture or restriction on any member of the Company Group; or (vi) result in Buyer’s or any of its Affiliates’ or assets becoming bound by any Business Contract (other than this Agreement and the other Transaction Documents to which any of the foregoing Persons is a party).

4.4 Capitalization of the Company Group.

(a) As of the date hereof, the issued and outstanding equity securities of the Company consist of one (1) share of capital common stock, and one (1) share of capital common stock is issued and outstanding, held of record and beneficially by the Seller, free and clear of any Encumbrances.

(b) A complete and accurate list of the authorized, issued and outstanding Equity Securities of each member of the Company Group (other than the Company) is set forth on Schedule 4.4(b) of the Disclosure Schedules, and such Equity Securities are held beneficially and of record by the Persons and in the respective amounts set forth on Schedule 4.4(b) of the Disclosure Schedules, in each case, free and clear of any Encumbrances.

(c) All issued and outstanding Equity Securities of each member of the Company Group have been duly authorized and validly issued and, to the extent such concepts are applicable to such Equity Securities, are fully paid and nonassessable. None of the Equity Securities of any member of the Company Group (i) has been issued in violation of, or is subject to, any preemptive rights, rights of first refusal or other similar rights or (ii) has been issued in violation of any Laws (including applicable securities Laws) or Contracts. There are no outstanding or authorized options, warrants, rights, calls, puts, rights to subscribe, conversion rights, or other Contracts (contingent or otherwise) to which any member of the Company Group is a party or which are binding upon any member of the Company Group pursuant to which any member of the Company Group is obligated, and no member of the Company Group is subject to any other obligation (contingent or otherwise), to issue, dispose of, sell, repurchase, redeem or acquire, directly or indirectly, any Equity Securities of any member of the Company Group. No Person has any right (whether by Law or by Contract) with respect to the purchase, subscription, allotment or issuance of any Equity Securities of any member of the Company Group. There are no authorized, outstanding or promised equity appreciation, phantom equity, profit-sharing, profit participation, phantom equity, rights to compensation or other payment or similar rights, in each case, based on the price of Equity Securities of any member of the Company Group or with respect to any member of the Company Group. There are no securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any, Equity Securities of any member of the Company Group. There are no bonds, debentures, notes or other Indebtedness of any member of the Company Group having the right to vote or consent on any matters on which a holder of Equity Securities of any member of the Company Group is entitled to vote. No member of the Company Group is a party to any voting trusts, proxies, or any other Contracts with respect to the voting of any of its Equity Securities.

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(d) Except as set forth on Schedule 4.4(d) of the Disclosure Schedules, no member of the Company Group has any Subsidiaries.

4.5 Financial Statements.

(a) Schedule 4.5(a) of the Disclosure Schedules contains a true, correct and complete copy of (a) the unaudited consolidated balance sheet of the Company Group as of December 31, 2024, and the related consolidated statement of income for the fiscal year then-ended and (b) the unaudited consolidated balance sheet of the Company Group as of March 31, 2025 (the “Balance Sheet Date”) and the related unaudited consolidated statement of income for the three fiscal months ended March 31, 2025 (the unaudited consolidated balance sheet of the Company Group as at the Balance Sheet Date is hereinafter referred to as the “Balance Sheet”). The financial statements referenced in the preceding sentence are collectively referred to as, the “Financial Statements”. Each of the Financial Statements were derived from the books and records of the Company Group and were prepared in accordance with GAAP, consistently applied for the periods covered.

(b) The Financial Statements present fairly, in all material respects, (A) the consolidated financial position, condition, assets, liabilities, and (B) the consolidated results of the operations of the Company Group, as of the dates or for the periods specified therein.

(c) Except as set forth on Schedule 4.6 of the Disclosure Schedules, no member of the Company Group has any material Liabilities, except (i) Liabilities reflected in the Financial Statements, (ii) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business or (iii) Liabilities that are not required to be shown on the face of a balance sheet prepared in accordance with under GAAP.

4.6 Books and Records. The books of account and other records of each member of the Company Group, all of which have been made available to Buyer, are complete and correct in all material respects, represent actual, bona fide transactions related to the OUS Coflex Business, and have been maintained in accordance with sound business practices.

4.7 Coflex Business. Except as set forth on Schedule 4.7 of the Disclosure Schedules, the OUS Coflex Business and the US Coflex Business, together, constitute all of Seller’s and its Affiliates, right, title, and interest, financial or otherwise, in the Coflex Business, and following the consummation of the transactions contemplated by this Agreement and the consummation of the transactions contemplated by the US Purchase Agreement, neither the Seller nor their Affiliates, shall own any interest (financial or otherwise) in, operate, or control any portion of the Coflex Business.

4.8 Inventory.

(a) Except as set forth on Schedule 4.8(a) of the Disclosure Schedules, the Company Group has good, valid, and marketable title to all of the Inventory, free and clear of all Encumbrances, and will transfer good, valid, and marketable title to Buyer at the Closing. The Inventory, subject to applicable reserves on the Company’s Financial Statements (a) has been reasonably reflected on the Financial Statements of the Company Group; (b) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; and (c) is not damaged or defective.

4.9 Proceedings; Orders. There are no pending or, to the Seller’s Knowledge, threatened Proceedings or Orders (a) against any member of the Company Group (or any of its managers, directors, officers, employees or equityholders, in their respective capacities as such) or any of their Affiliates that relate to, arise out of, or could reasonably be expected to be material to the Company Group or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no circumstances exist that would reasonably be expected to give rise to any such Proceeding or Order.

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4.10 Compliance with Laws. Each member of the Company Group is, and for the previous two (2) years (“Lookback Period”) has been, in material compliance with (a) all Laws and all Orders to which it or its properties or assets are subject, and (b) all Privacy Policies applicable to the conduct of the OUS Coflex Business.

4.11 Absence of Certain Changes Events or Conditions. Since December 31, 2023, (a) the business of each member of the Company Group has been conducted in the Ordinary Course of Business, except for actions taken by the Company Group in preparation of the transactions contemplated by this Agreement or any other Transaction Document, and (b) no event has occurred that has had a Material Adverse Effect on the Company Group.

4.12 Business Contracts.

(a) Schedule 4.12(a) sets forth a correct and complete list each of the following Contracts to which any member of the Company Group is a party or by which any of its assets or properties is bound (whether written or oral and including all amendments and supplements thereto) (collectively, the “Business Contracts”):

(i) any Contract with any Material Customer;

(ii) any Contract with a Material Supplier;

(iii) any Contract with a Material Distributor;

(iv) any Contract for the licensing of any products or services of any member of the Company Group;

(v) any real estate leases or other similar arrangements with respect to real property;

(vi) any Contract that evidences or secures any Encumbrance or Indebtedness for which any member of the Company Group or any of their Affiliates is directly or indirectly liable;

(vii) any capital or operating leases or conditional sales agreements relating to vehicles and equipment of any member of the Company Group;

(viii) any Contract that relates to the development, joint development, or co-ownership of any Intellectual Property Assets;

(ix) any Intellectual Property License Agreement, other than “off-the-shelf” software licenses licensed under generally commercially available agreements;

(x) any Contract that includes any non-competition, non-solicitation, or similar restriction on any member of the Company Group or that similarily restricts, limits, or restricts the use, sale, enforcement or ownership of the assets of any member of the Company Group;

(xi) any employment, consulting, noncompetition, or separation agreement;

(xii) any collective bargaining, union or labor agreements or arrangements;

(xiii) any agreements with or for the benefit of any director, manager, officer or employee of any member of the Company Group, or any Affiliate or immediate family member thereof.

(xiv) all other Contracts that are material to any member of the Company Group, in each case, that are not of the nature of the Contracts covered by clauses (i)-(xiii) above (e.g. this subsection (xiv) does not cover any distribution Contract regardless of whether it is a Contract with a “Material Distributor”).

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(b) The Company Group has delivered to Buyer a true and complete copy of each written Business Contract and a true written summary of each oral Business Contract (if any). Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception. Each member of the Company Group, as applicable, has performed, in all material respects, all of its obligations under each Business Contract to which it is a party and that are required to be performed by such member of the Company Group. There exists no material breach or default (or event that with notice or lapse of time would constitute a material breach or default) on the part of any member of the Company Group under any Business Contract, and there has been no termination or notice of default or, to the Seller’s Knowledge, any threatened termination under any such Business Contract.

4.13 Customers; Suppliers; Distributors.

(a) Set forth on Schedule 4.13(a) of the Disclosure Schedules is a complete list of the ten (10) largest customers of the Company Group on a revenue basis for the calendar year ended December 31, 2024 (the “Material Customers”), which list indicates the amount of revenues attributable to each such Material Customer for such period. Since December 31, 2024, (a) no Material Customer has notified any member of the company Group in writing or, to the Seller’s Knowledge, provided an oral notice or threat of such Material Customer’s intention to terminate, or materially alter its relationship with such member of the Company Group, and (b) there has been no material dispute with a Material Customer (other than in the Ordinary Course of Business).

(b) Set forth on Schedule 4.13(b) of the Disclosure Schedules is a complete list of the ten (10) largest suppliers of the Company Group each as measured by dollar value for the year ended December 31, 2024 (the “Material Suppliers”), which list indicates the dollar value attributable to each such Material Supplier for such period. Since December 31, 2024, (a) no Material Supplier has notified any member of the Company Group in writing or, to the Seller’s Knowledge, provided an oral notice or threat of such Material Supplier’s intention to terminate, or materially alter its relationship with such member of the Company Group, and (b) there has been no material dispute with a Material Supplier (other than in the Ordinary Course of Business).

(c) Set forth on Schedule 4.13(c) of the Disclosure Schedules sets a complete list of the 25 largest distributors for the Company Group, each as measured by dollar value for the year ended December 31, 2024 (the “Material Distributors”) which list indicates the dollar value attributable to each such Material Distributor for such period. Since December 31, 2024, (a) no Material Distributor has notified any member of the Company Group in writing or, to the Seller’s Knowledge, provided an oral notice or threat of such Material Distributor’s intention to terminate, or materially alter its relationship with such member of the Company Group, and (b) there has been no material dispute with a Material Distributor (other than in the Ordinary Course of Business).

4.14 Sufficiency of Assets.

(a) The assets and rights of the Company Group include all of the assets (whether tangible or intangible) and rights of each member of the Company Group that were used in the conduct of the OUS Coflex Business. All of the assets of Seller and its Affiliates (excluding members of the Company Group) that are used exclusively in the OUS Coflex Business are included in the Acquired Assets (as defined in the US Purchase Agreement).

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(b) Except as set forth on Schedule 4.14(b) of the Disclosure Schedules, all of the assets (whether tangible or intangible) and rights of each member of the Company Group are free and clear of Encumbrances, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind.

4.15 Products and Product Liability. There are no Proceedings pending, or, to the Seller’s Knowledge, threatened against any member of the Company Group (a) arising from Actions relating to any injury to person or property or as a result of ownership, possession, provision or use of any of the products that were manufactured, distributed, labeled, packaged, marketed or sold in the conduct of the OUS Coflex Business or (b) relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to such products, nor have there been any such Proceedings since the Lookback Period.

4.16 Intellectual Property.

(a) Schedule 4.16(a)(i) of the Disclosure Schedules sets forth as of the date of this Agreement, a true and complete list of all: (A) issued Patents, (B) registered copyrights, (C) registered Trademarks, (D) pending applications for any of the foregoing items, and (E) internet domain names, URLs, and social media identifiers, in each case forming a part of the Intellectual Property Assets (collectively, the “Registered Intellectual Property”), as well as the application or registration number, the jurisdiction and the record owner for each item. Schedule 4.16(a)(ii) of the Disclosure Schedules sets forth a true, correct and complete list of all Intellectual Property Assets constituting either material unregistered Trademarks, service marks, logos, or the like or material unregistered Software. All Intellectual Property Assets are valid, subsisting and enforceable, and all Registered Intellectual Property is unexpired. No registration relating to the Registered Intellectual Property (if any) is the subject of any Actions. The Company Group has duly made all filings and paid all fees necessary to maintain the Registered Intellectual Property.

(b) Except as set forth on Schedule 4.16(b) of the Disclosure Schedules, the Company Group solely and exclusively owns all Intellectual Property Assets and has the valid right to use, free and clear of all Encumbrances, all other Company Group Intellectual Property. The consummation of the transactions contemplated by this Agreement shall not result in the restriction, limitation, loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Group’s right to own any Intellectual Property Assets, or use or hold for use any other Company Group Intellectual Property as owned, used or held for use in the conduct of the business as currently conducted. With respect to any Company Group Intellectual Property that is licensed by or to any member of the Company Group pursuant to an Intellectual Property License Agreement, such member of the Company Group has acted in accordance with, and have not breached any of, the material terms of such Intellectual Property License Agreement.

(c) Each member of the Company Group and its business as currently conducted, and during the Lookback Period, has not infringed on, diluted, misappropriated, or otherwise violated, and to Seller’s Knowledge, is not now infringing on, diluting, misappropriating, or otherwise violating any Intellectual Property belonging to any Person, and no claim or Action, for which any member of the Company Group has received written notice, has been asserted or is currently pending or, to Seller’s Knowledge, threatened alleging such infringement, dilution, misappropriation, or violation, or otherwise alleging any challenge against Company Group Intellectual Property as to validity, enforceability, use, or ownership. To Seller’s Knowledge, no Person is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property Assets, and no Proceedings or other adversarial claims have been brought or, to Seller’s Knowledge, threatened against any third party by any member of the Company Group.

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(d) Each member of the Company Group has taken commercially reasonable actions to protect and enforce the Intellectual Property Assets, including to maintain the confidentiality of the Trade Secrets forming a part of the Company Group Intellectual Property and such actions are reasonable in the industry in which such member of the Company Group operates. No such Trade Secrets have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course of Business pursuant to a written confidentiality and non-disclosure Contract, including with respect to each Person that has had or currently has access to any such Trade Secrets. To the Seller’s Knowledge, no Person is in material breach of any Contract referenced in this Section 4.16(d). All Persons who have contributed to, developed or conceived any material Intellectual Property for any member of the Company Group have done so pursuant to a valid and enforceable Contract that presently and irrevocably assigns to the applicable member of the Company Group exclusive ownership of each such Person’s contribution, development or conception and all Intellectual Property rights embodied therein. No Intellectual Property Assets were developed with the use of funds provided by a governmental or educational institution. No present or former employee, partner, officer or director of any member of the Company Group, or agent, outside contractor or consultant of any member of the Company Group, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Group Intellectual Property, and no such Person will, after giving effect to the transactions contemplated by this Agreement, own or retain any ownership rights in or to, have the right to receive any royalty or other payment with respect to, any of the Intellectual Property Assets.

4.17 Permits.

(a) Each member of the Company Group holds, and is, and since the Lookback Period has been, in compliance in all material respects, with all Permits which are required for the operation of the OUS Coflex Business by such member of the Company Group, or that are required for the lawful ownership of its properties and assets. Schedule 4.17(a) of the Disclosure Schedules sets forth a correct and complete list of all Permits that are held by each member of the Company Group (the “Business Permits”) and, except as set forth on Schedule 4.17(a) of the Disclosure Schedules, (i) each member of the Company Group has fulfilled and performed in all material respects its obligations under each of the Business Permits which it holds, and (ii) no written notice of cancellation, default or dispute concerning any Business Permit, or to Seller’s Knowledge, of any event, condition or state of facts described in the preceding clause, has been received by any member of the Company Group, and all of the Business Permits will be available for use by such member of the Company Group as of and immediately after the Closing. No member of the Company Group is, or since the Lookback Period has been, a party to or subject to any Action seeking to revoke, suspend or otherwise limit any Permit.

(b) Except as set forth on Schedule 4.17(b) of the Disclosure Schedules, each Business Permit held by any member of the Company Group is in full force and effect and no member of the Company Group has received any written or, to the Seller’s Knowledge, oral notice of, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected (with or without due notice or lapse of time or both) to constitute or result in, a default or violation in any material respect of any term, condition or provision of any such Business Permit, or result in the (or give rise to any right of) revocation, withdrawal, suspension, modification, cancellation, impairment, forfeiture or termination thereof.

(c) Except as set forth on Schedule 4.17(c) of the Disclosure Schedules, each member of the Company Group has timely submitted for renewal all Business Permits necessary to operate and conduct their business that will expire within 90 days of the date hereof and, to the Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably prevent the timely renewal of any such Business Permits. No Business Permit that is material to the Company Group and necessary to operate and conduct the business of the Company Group will be impaired by the consummation of the transactions contemplated by this Agreement that would be material to any member of the Company Group.

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4.18 Employment Matters.

(a) Schedule 4.18(a) sets forth a true and complete list of all of the employees of each member of the Company Group (the “Identified Employees”), showing for each employee the following: (i) name; (ii) employing or contracting entity, (iii) location, (iv) status (i.e., full-time, part-time, temporary); (v) title or position; (vi) hire date; (vii) current annual base salary or hourly rate, as applicable; or (viii) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, and commissions payable to the Identified Employees for services performed on or prior to the date hereof have been paid in full or accrued and there are no outstanding agreements, understandings or commitments of any member of the Company Group or the Seller with respect to any compensation, commissions or bonuses. Except as set forth in Schedule 4.10(a) of the Disclosure Schedules, the employment of each Identified Employee is “at will.”

(b) Other than the independent contractors set forth on Schedule 4.18(b), there are no independent contractors currently engaged by any member of the Company Group as of the date hereof.

(c) No member of the Company Group is party to or bound by any collective bargaining agreement or relationship with any labor organization and no labor organization has filed or made demand for recognition related to the Identified Employees.

4.19 Employee Benefit Plans.

(a) Schedule 4.19(a) of the Disclosure Schedules contains a complete and accurate list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company Group has made available to Buyer a complete and correct copy of the plan document.

(b) Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and the terms of its funding agreement, if applicable, and in compliance with the applicable requirements of applicable Laws.

(c) Other than in respect of routine claims for benefits, there are no proceedings pending or to Seller’s Knowledge, threatened with respect to any Employee Benefit Plan, or the administrator of any Employee Benefit Plan, in connection with such Employee Benefit Plan, and no Employee Benefit Plan has been the subject of an examination or audit by a Governmental Authority. None of the assets of the Company Group nor any Employee Benefit Plan is subject to any Encumbrances under applicable Laws.

(d) With respect to each Employee Benefit Plan, all payments, premiums, contributions, distributions, reimbursements and accruals for all periods ending on or prior to the Closing Date shall have been made or accrued on the Balance Sheet, and there is no unfunded Liability with respect thereto which is not reflected on the Balance Sheet.

(e) Neither the execution of this Agreement, nor any of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former employee, individual consultant or independent contractor, director, manager, officer, equity holder or other individual service provider of the Company Group to severance pay or any other payment or benefit (whether in cash, property or the vesting of property); (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to current or former employee, individual consultant or independent contractor, director, manager, officer, equity holder or other individual service provider of the Company Group; (iii) result in funding or the forfeiture of compensation or benefits due to, or result in the forgiveness of indebtedness of current or former employee, individual consultant or independent contractor, director, manager, officer, equity holder or other individual service provider of the Company Group; (iv) limit or restrict the right of any member of the Company Group or successor thereto to merge, amend or terminate any Employee Benefit Plan; or (v) increase any Liability or the amount payable or result in any other material obligation under an Employee Benefit Plan or otherwise for any current or former employee, individual consultant or independent contractor, director, manager, officer, equity holder or other individual service provider of the Company Group.

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4.20 Taxes.

(a) The Company Group and each member of the Company Group (and the Seller in respect of the Company Group) has timely filed (taking into account any applicable valid extension of time within which to file permitted by Law) all Tax Returns which it has been required to file under applicable Laws, and subject to Section 4.20(n) below, all such Tax Returns are true, complete, accurate, and correct in all material respects and have been prepared in compliance with all applicable Laws.

(b) The Company Group and each member of the Company Group (and the Seller in respect of the Company Group) has timely paid in full all Taxes due and owing or required to be paid by it (whether or not such Taxes are shown or required to be shown on a Tax Return referred to in Section 4.20(a)) to the appropriate Taxing Authority with respect to any Tax periods ending on or before December 31, 2024.

(c) Each member of the Company Group is registered for the purposes of sales Tax, use Tax, transfer Taxes, value-added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, has complied in all material respects with all laws relating to such Taxes (including by receiving and retaining any appropriate Tax exemption certificates and other applicable documentation).

(d) None of the Tax Returns or Taxes of the Company Group or any member of the Company Group has been or is currently the subject of any Action with respect to Taxes or Tax Returns by any Taxing Authority nor has the Company Group received any written notice from any Taxing Authority (i) that any such Action is contemplated, pending or to the Seller’s Knowledge, threatened (ii) of a request for information relating to Tax matters, (iii) of any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company Group or any member of the Company Group, or (iv) written notice of any Tax liens placed on, or to Seller’s Knowledge, threatened to be placed on, any property of the Company Group. There are no unresolved claims concerning Tax liabilities of the Company Group or any member of the Company Group. No member of the Company Group is subject to any currently effective order, judgment, ruling or decree of any court or Taxing Authority with respect to any Tax.

(e) The Company Group and any member of the Company Group has not entered into a written agreement or waiver extending any statute of limitations or otherwise waived, requested to waive, or been requested to waive the statute of limitations relating to Taxes, agreed to or applied for any extension of time for filing any Tax Return which has not been filed, or consented to extend to a date later than the Closing Date the period in which any Tax may be assessed or collected by any Taxing Authority.

(f) The Company Group and each member of the Company Group has timely withheld or collected, and paid over to the appropriate Taxing Authority to the extent due and owing or required to be paid, all Taxes it is required by Law to withhold or collect in connection with amounts paid or owing to any employee. The Company Group is in material compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under applicable Laws relating to Tax.

(g) There are no Encumbrances for Taxes (other than statutory Encumbrances for current Taxes not yet due and payable) upon any of the assets of the Company Group.

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(h) Since the Lookback Period, no written notice has been received by the Company Group from a Taxing Authority in a jurisdiction where the Company Group or any member of the Company Group does not file Tax Returns that the Company Group or any member of the Company Group is or may be subject to Taxes assessed by such jurisdiction.

(i) The Company Group has made available to Buyer accurate and complete copies of all material Tax Returns of the Company Group, and any statements of deficiencies assessed against, or agreed to by, the Company Group for all Tax periods ending on or after December 31, 2023, and all written correspondence to the Company Group from, or from the Company Group to, a Taxing Authority relating thereto.

(j) There is no power of attorney given by or binding upon the Company Group with respect to Taxes for any period for which the applicable statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(k) No member of the Company Group is, or ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) No member of the Company Group is subject to Tax in any country, other than the country in which it was organized, by virtue of having a permanent establishment, fixed place of business, or otherwise.

(m) Since the Lookback Period, each employee and independent contractor of the Company Group has been properly classified for payroll and other employment Tax purposes.

(n) Notwithstanding any other provision in this Agreement to the contrary, Seller is not making any representations or warranties regarding the amount of, or the availability or useability of, any net operating losses (NOLs) of the Company or any other member of the Company Group. Without limiting the generality of the foregoing, the Seller and the Company Group are not deemed to make any representation or warranty under Section 4.20(a) that any losses set forth on the Tax Returns described therein have given rise any to any particular amount of NOLs, even if a Taxing Authority subsequently successfully challenges the accuracy of such Tax Returns.

(o) Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in this Section 4.20 are the exclusive representations and warranties made by Seller and the Company in this Agreement related to Taxes.

(p) During the period of January 1, 2025 through the date of this Agreement, the Company did not generate any positive taxable income.

4.21 Real Property.

(a) No member of the Company Group owns, nor has ever owned, any title or interest in any real property or rights similar to real estate and has not entered into or has otherwise become a party to an obligation to acquire any title or interest in any real property or rights similar to real estate.

(b) The properties identified on Section 4.21(b) of the Disclosure Schedules are the only real property interests used, held for use, or otherwise, leased, subleased, licensed, or occupied by any member of the Company Group or any of their Subsidiaries or Affiliates (the “Facilities”), and such real property interests constitute all of the real property interests necessary or desirable for the conduct of the OUS Coflex Business by the Company Group as presently conducted. Other than the respective member of the Company Group, there are no parties in possession or parties having any current or future right to occupy any of the Facilities. Such member of the Company Group has a good and valid ownership or leasehold interest, as applicable, in the Facilities, free and clear of all Encumbrances, and such member of the Company Group enjoys peaceful and undisturbed possession of each Facility.

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4.22 Conflicts of Interest. No director, manager, or officer of the Seller or any member of the Company Group (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of any member of the Company Group or that otherwise has material business dealings with any member of the Company Group; or (b) is a party to, or otherwise has any direct or indirect interest opposed to any member of the Company Group under any Business Contract.

4.23 Environmental Liabilities. To the Seller’s Knowledge, (a) there are no Proceedings pending and served or threatened in writing against any member of the Company Group alleging any violation of or Liability under any applicable Environmental Law; and (b) the OUS Coflex Business does not include products containing any Hazardous Materials, in each case so as to give rise to any material liabilities under applicable Environmental Laws.

4.24 Officers and Managers; Bank Accounts. Schedule 4.24 of the Disclosure Schedules sets forth a correct and complete list of (a) all officers and managers of each member of the Company Group, (b) all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) owned or controlled by the Company Group, including the name and location of each bank or other institution in which each of the foregoing is located and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of any member of the Company Group.

4.25 International Trade and Anti-Corruption Matters. No member of the Company Group nor, to the Seller’s Knowledge, any of its Representatives has violated (a) any applicable Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States Department of the Treasury Office of Foreign Assets Control, (b) Laws relating to export, reexport, transfer, or import controls, including the Export Administration Regulations, or (c) U.S. anti-boycott Laws, and none of the foregoing Persons has made any unlawful payment to any official or employee of an Authority, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

4.26 Brokerage. No broker, finder, or advisor is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the any member of the Company Group or any of their Affiliates.

4.27 No Other Representations. Except for the representations and warranties expressly set forth in Article III and this Article IV, the Seller, the Company, nor any of their respective directors, officers, employees, agents, or representatives, makes or shall be deemed to have made any other representation or warranty, express or implied, at law or in equity, with respect to the Seller, the Company, or the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows.

5.1 Organization; Good Standing. Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation. Buyer has all requisite limited liability company power and authority to own, lease, and operate its assets and to conduct its business as currently conducted.

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5.2 Authorization and Enforceability. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and such other Transaction Documents have been duly authorized by all requisite action on the part of Buyer. This Agreement and each such Transaction Document, when executed and delivered by Buyer (assuming due authorization, execution, and delivery by the other parties thereto), constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 Brokerage. No broker, finder, or other financial advisor is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Buyer or its Affiliates.

5.4 Proceedings; Orders. There is pending no pending or, to Buyer’s knowledge, threatened Proceeding, by any Person against Buyer, which if determined adversely to Buyer, would reasonably be expected to have a Material Adverse Effect, nor is Buyer subject to or bound by any currently existing Order that would reasonably be expected to have a Material Adverse Effect.

5.5 Solvency. Buyer is not now Insolvent and will not be rendered Insolvent by the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

5.6 Sufficient Funds. At the Closing, Buyer will have immediately available funds sufficient for Buyer to pay the Estimated Purchase Price, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

5.7 No Other Representations. Except for the representations and warranties expressly set forth in this Article V, neither Buyer nor any of its Affiliates, nor any of their respective managers, officers, employees, agents, or representatives, makes or shall be deemed to have made any other representation or warranty, express or implied, at law or in equity, with respect to Buyer or the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VI

COVENANTS

6.1 Conduct of Business.

(a) From the date of this Agreement until the Closing (the “Interim Period”), and except (i) as otherwise consented to or approved in writing by an authorized officer or agent of Buyer, (ii) as required by any Law or Order, or (iii) as required by this Agreement, the Seller shall cause each member of the Company Group to, and each member of the Company Group shall use its commercially reasonable efforts to conduct its business in the Ordinary Course of Business.

(b) Without limiting the generality of Section 6.1(a), during the Interim Period, and except as (i) otherwise consented to or approved in writing by an authorized officer or agent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), (ii) required by any Law or Order, (iii) in connection with the Pre-Closing Intra-Company Restructuring, or (iv) otherwise required by this Agreement, the Seller shall not, and shall cause each member of the Company Group not to, directly or indirectly, effect or consummate any of the following:

(i) make any change in or amendment to its Organizational Documents;

(ii) issue or sell, or authorize to issue or sell, any shares of capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any shares of capital stock or any other ownership interests;

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(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of capital stock or its other securities;

(iv) sell, lease, encumber or otherwise dispose of any of its properties or assets other than in the Ordinary Course of Business;

(v) materially amend or terminate any Business Contract or enter into any Contract that would constitute a Business Contract;

(vi) (A) incur or suffer the incurrence of any Indebtedness, (B) assume, guarantee, endorse or otherwise become liable for any Indebtedness of any Person, (C) pledge or hypothecate any of its assets or otherwise permit any of its assets to become subject to any Encumbrance, (D) make any loans or advances to any other Person, other than routine advances to directors, officers or employees and consultants consistent with past practice, or (E) obtain any letters of credit;

(vii) (A) grant or agree to grant to any of their respective directors, officers or employees any increase in any compensation (including base salary or wage rate, bonus, incentive compensation, variable compensation severance, profit-sharing, retirement, deferred compensation, equity or equity-based compensation or insurance) or benefits, (B) establish, enter into, adopt, increase the coverage or benefits provided, amend, modify or terminate Employee Benefit Plan or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement; (C) grant, award or pay any equity or equity-based award, bonus, change in control payment, retention, deferred compensation or other payment or benefit to any current or former employee, officer, director, independent contractor or other service provider of the Company Group; or (D) hire or terminate (other than for cause) any employee or individual service provider with annual base compensation exceeding $100,000;

(viii) make, change, or revoke any material Tax election, consent to any extension or waiver of the limitations period for the assessment of any Tax, file any amended Tax Return, adopt or change any annual accounting period, adopt or change any method, policy or practice of accounting, enter into any settlement or closing agreement relating to any Tax, settle or compromise any Action in respect of Taxes, surrender any right to claim a refund, offset, or other reduction in Tax Liability, or change the tax classification of any member of the Company Group;

(ix) except as may be required by GAAP or other applicable Law, make any material change in its methods, principles and practices of accounting, including Tax accounting policies and procedures;

(x) make any material change in cash management practices or policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(xi) acquire (by merger, exchange, consolidation, acquisition of stock or assets, recapitalization or otherwise) any interest in any Person or other business organization or division or material assets thereof;

(xii) cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

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(xiii) enter into any agreement containing any provision or covenant restricting in any respect any member of the Company Group’s conduct of business or ability to compete in any line of business;

(xiv) permit to lapse any Intellectual Property Assets;

(xv) settle, or offer or propose to settle any Action involving or against any member of the Company Group;

(xvi) enter into any agreement for the sublease of any of the Facilities or the lease of any Facility or acquire any title or interest in any of the Facilities;

(xvii) incur any capital expenditures or any obligations or liabilities in respect thereof, other than in the Ordinary Course of Business;

(xviii) hire any employee at an annual compensation rate (salary plus bonus) in excess of $150,000;

(xix) enter into, materially amend or modify any Contract with any related party, except for Contracts solely between members of the Company Group;

(xx) enter into any transaction the consummation of which would prevent, impede, delay or have an adverse effect on the consummation of the transactions contemplated by this Agreement; or

(xxi) authorize any of, or offer to commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.1(b).

(c) Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the operations of the Company Group prior to the Closing. Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.2 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to any restrictions contained in any confidentiality agreements to which the Seller, any member of the Company Group, or any of their Affiliates is subject (in which case the Seller shall use commercially reasonable efforts to make substitute access arrangements), the Seller and each member of the Company Group shall, and shall cause their Affiliates to, provide to Buyer and its Representatives reasonable access to all books and records (including the ability to make copies thereof), employees, facilities and properties of the Company Group (in a manner so as to not interfere unreasonably with the normal business operations of the Company and its Affiliates) and, during such period, the Company Group shall furnish promptly to Buyer all information concerning the business, properties and personnel of the Company Group as Buyer may reasonably request. Notwithstanding the foregoing, the Company Group shall not be required to disclose any information to Buyer if such disclosure would (y) jeopardize any attorney-client or other privilege or (z) contravene any applicable Law.

6.3 Efforts. Subject to the terms and conditions herein, Buyer, the Seller, and each member of the Company Group shall, prior to the Closing use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction of the Closing conditions set forth in Article VII).

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6.4 Assistance with Filings.Subject to the terms and conditions contained in this Agreement, each of Buyer, the Seller, and the Company Group shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate and use their respective commercially reasonable efforts to make, or cause to be made, all filings or notifications (each, a “Filing” and, collectively, the “Filings”) necessary under applicable Law, including the applications and filings identified on Schedule 6.4 (the “Identified Filings”).

6.5 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller and each member of the Company Group shall not, and shall cause their directors, officers, employees, stockholders, Affiliates and Representatives not to, and the directors, officers, employees, stockholders, and Representatives of their Affiliates not to, directly or indirectly, (i) initiate, solicit, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any part of the Equity Securities of any member of the Company Group or all or any part of the business of any member of the Company Group, whether by merger, purchase of stock or equity interests, issuance of stock or equity interests, purchase of assets (other than sales in the Ordinary Course of Business), tender offer or otherwise (each, an “Alternative Transaction”), it being understood that that the acquisition of the Seller’s outstanding equity securities will not be considered an Alternative Transaction so long as the Seller remains bound by this Agreement in accordance with its terms, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons (other than Buyer) with respect to, or provide any non-public information or data concerning, any member of the Company Group to any Person or group of Persons (other than Buyer) relating to any proposal, indication of interest, inquiry, request or offer that constitutes, or would reasonably be expected to result in, an Alternative Transaction, or (iii) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction. The Seller shall promptly notify Buyer if any Person makes any proposal, offer or inquiry with respect to an Alternative Transaction.

(b) From and after the date of this Agreement, until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller will, and will cause each member of the Company Group, and its and their Affiliates and Representatives to, (i) immediately cease and cause to be terminated any existing communications, discussions, negotiations and other activities with any Person or its Representatives (other than Buyer and its Representatives) with respect to any Alternative Transaction, or any inquiry, proposal, offer or indication of interest that could reasonably be expected to lead to any Alternative Transaction; (ii) immediately terminate and discontinue any access of any Person and its Representatives (other than Buyer and its Representatives and the Seller and its Representatives) to any data room (virtual, physical or otherwise) or similar information-sharing platform containing any of the Seller’s or any member of the Company Group’s confidential information with respect to an Alternative Transaction; and (iii) immediately request, and use reasonable best efforts to cause, the prompt return or destruction of any confidential information previously furnished or made available to, such Persons and their Representatives through such platform or in connection with a possible Alternative Transaction.

(c) The Seller will promptly inform each member of the Company Group, and its and their Subsidiaries, Affiliates and Representatives of the restrictions set forth in this Section 6.5. Any breach or violation of the restrictions set forth in this Section 6.5 by any Subsidiary, Affiliate or Representative of the Seller, whether or not such Subsidiary, Affiliate or Representative is so authorized and whether or not such Subsidiary, Affiliate or Representative is purporting to act on behalf of the Seller or otherwise, will be deemed to be a breach or violation of this Section 6.5 by the Seller.

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6.6 Notifications; Stockholder Litigation.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller shall deliver to Buyer prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, to the Knowledge of the Seller, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied as of the Closing; provided, that no such notification shall impact Buyer’s right to assert a failure of the conditions set forth in Section 7.2(a) or Section 7.2(b). From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer shall deliver to the Company prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, to the Buyer’s knowledge, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied as of the Closing; provided, that no such notification shall impact the Company’s right to assert a failure of the conditions set forth in Section 7.3(a) or Section 7.3(b).

(b) The Seller will promptly advise Buyer orally and in writing of any Proceeding, whether commenced prior to or after the date of this Agreement, brought against the Seller, the Company, any member of the Company Group, or any of their directors or officers relating to this Agreement or the transactions contemplated by this Agreement and will keep Buyer fully informed regarding any such Proceeding, including discussions and developments in respect of settlement thereof.

6.7 No Public Disclosure. No press release or public announcement related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, shall be issued or made by any Party (nor will any Party permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Buyer and the Seller, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case the Seller and Buyer shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, and (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Nothing herein shall prevent (i) any Party from at any time furnishing any information to any Governmental Entity or from making any disclosures required or that a Party deems appropriate under the Exchange Act (including furnishing or filing this Agreement or any information contained herein in any filings made under the Exchange Act), or under the rules and regulations of any national securities exchange on which such Party’s (or such Party’s Affiliate’s) shares of capital stock are listed, or (ii) Buyer or its Affiliates or Representatives from disclosing information regarding this Agreement and the transactions contemplated hereby to the any source of the Financing, including, but not limited to, financial institutions, investors and limited partners. Nothing herein shall prevent the Seller from (i) filing this Agreement as an exhibit to Current Report on Form 8-K with the U.S. Securities and Exchange Commission after the execution of this Agreement or (ii) making a press release or public announcement, and making any disclosures required or that the Seller deems appropriate under the Exchange Act, which may include filing a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, to announce and disclose any termination of this Agreement, the reason(s) for the termination, and the terms of such termination; provided, however, that in the event the Seller makes any such press release, public announcement, or disclosure pursuant to this clause (ii), Buyer shall be afforded a reasonable opportunity to review and comment on such press release, announcement or disclosure, and the Seller shall consider in good faith any such comments, in each case, prior to making such press release, announcement or disclosure.

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6.8 Restrictive Covenants.

(a) The Seller hereby covenants and agrees that during the three-year period beginning on the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage in any business that is directly competitive with the Coflex Business or own any interest in, operate, control, have a financial interest which provides any control of, or participate with or in, any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services, that are directly competitive with the Coflex Business, in each case, anywhere in the world, except in the United States of America; provided, that nothing in this Section 6.8(a) shall prohibit the Seller or any its Affiliates from (i) owning or holding less than five percent of the outstanding shares of any class of stock that is regularly traded on a recognized U.S. or non-U.S. securities exchange or over-the-counter market, (ii) engaging in any of its existing businesses, it being acknowledged by Buyer that the existing businesses of the Seller and its Affiliates (other than the Coflex Business) are not engaged in any activity that is directly competitive with the Coflex Business as of the Closing Date, or (iii) acquiring any Person, so long as such acquired Person did not derive more than 10% of its revenues in most recently completed fiscal year from the sale of products that are directly competitive with the products sold in the Coflex Business as of the Closing Date.

(b) The Seller hereby covenants and agrees that during the two-year period beginning on the Closing Date, the Seller shall not, and shall cause its Subsidiaries and Affiliates not to, directly or indirectly, hire, recruit, solicit, contact, or approach for employment, hiring, or engagement (whether as an employee, consultant, agent, independent contractor, or otherwise), or encourage to leave his or her employment or consulting relationship with Buyer or any of its Subsidiaries or Affiliates, any Person who is, or was at any time during the six months immediately preceding the Closing Date, an employee of the Coflex Business as operated by any member of the Company Group or otherwise seek or attempt to influence or alter any such Person’s relationship with Buyer or any of its Subsidiaries or Affiliates; provided, that nothing in this Section 6.8(b) shall prohibit the Seller, or any of its Subsidiaries or Affiliates from any: (i) general solicitation for employment (including in any newspaper or magazine, over the internet, or by any search or employment agency), if not specifically directed towards any such Person; (ii) hiring of any such Person where the initial contact with such individual regarding such hiring arose from any such general solicitation; or (iii) soliciting for employment or hiring any individual who at the time of such solicitation and hiring has not been employed by Buyer or any of its Subsidiaries or Affiliates of Buyer for at least six months prior to such solicitation.

(c) The Seller recognizes and acknowledges that, as of the Closing Date, it will have knowledge of confidential or other proprietary information relative to the activities of Buyer as such activities relate to the Coflex Business, including information relating to financial statements or other financial information, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, discoveries, drawings, programs, strategies, analyses, profit margins, pricing information, Contracts, sales and marketing information or materials, methods of operation, plans, processes, research, systems, techniques, Intellectual Property, products, technologies, materials, innovations, improvements, technical know-how, developments, strategies, ideas, prospects, tangible or intangible work product or other proprietary information, in each case related to the Coflex Business (“Confidential Information”). In light of the foregoing, during the three-year period beginning on the Closing Date, the Seller shall, and shall cause its Affiliates, directors, officers, employees and Representatives to, maintain the confidentiality of, and refrain from using or disclosing for any purposes, whether directly or indirectly, to any Person, all Confidential Information that exclusively relates to the Coflex Business. Nothing in this Section 6.8(c) shall prohibit (i) the disclosure of any Confidential Information that is required by applicable Law, or (ii) the disclosure of Confidential Information after any such information is in the public domain through no act on the part of the Seller or any of its Affiliates, directors, officers, employees or representatives.

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(d) The Seller acknowledges and agrees that the length of time, scope, and geographic coverage of the covenants set forth in this Section 6.8 are fair and reasonable given the benefits the Seller has received under this Agreement. The Seller further agrees that it will not challenge the reasonableness of the time and scope in any Action, regardless of who initiates such Action. The Seller further acknowledges and agrees that the covenants set forth in this Section 6.8 are necessary for the protection of Buyer’s legitimate business interests and that Buyer would not have entered into this Agreement unless the Seller had agreed for it and its Subsidiaries and Affiliates to be irrevocably bound by the covenants contained in this Section 6.8, that irreparable injury will result to Buyer if the Seller or any of its Subsidiaries and Affiliates breach any of the terms of this Section 6.8, and that in the event of an actual or threatened breach by the Seller or any of its Subsidiaries and Affiliates of any of the provisions contained in this Section 6.8, Buyer would have no adequate remedy at Law. The Seller accordingly waives, on behalf of itself and its Subsidiaries and Affiliates, the defense of adequacy of a remedy at Law, and agrees that in the event of any actual or threatened breach by it or any of its Subsidiaries or Affiliates of any of the provisions contained in this Section 6.8, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained in this Section 6.8 shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. The Seller shall be liable for any breach by any of its Subsidiaries and Affiliates of this Section 6.8.

(e) This Section 6.8 shall be deemed to consist of a series of separate and independent covenants and shall be worldwide in geographic scope. The Parties expressly agree that the character, duration and scope of this Section 6.8 are reasonable and necessary for the protection of Buyer’s legitimate interests in the goodwill of the OUS Coflex Business in light of the circumstances as they exist on the date hereof and the consideration for the covenants contained in this Section 6.8 is included in the consideration payable pursuant to Section 2.2. Should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Section 6.8 is void, unenforceable, or unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Seller (on behalf of itself and its Subsidiaries and Affiliates) that this Section 6.8 shall be construed by the court in such a manner as to impose only those restrictions (including with any such modification as may be required to make a restriction valid and enforceable) on the conduct of the Seller and its Subsidiaries and Affiliates that are valid, enforceable, and reasonable in light of the circumstances as they then exist and as are necessary to assure Buyer of the intended benefit of this Section 6.8. If, in any Action, a court shall refuse to enforce all of the separate covenants deemed included in this Section 6.8 because, taken together, they are more extensive than necessary to assure Buyer of the intended benefit of this Section 6.8, it is expressly understood and agreed among the Parties that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such Action shall, for the purpose of such Action, be deemed eliminated from the provisions of this Section 6.8 and the Parties shall negotiate in good faith to replace such void or unenforceable covenant with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

6.9 Buyer’s Financing.

(a) During the Interim Period, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to obtain financing, on terms acceptable to Buyer, for the purposes of funding the consummation of the transactions contemplated by this Agreement on the Closing Date (the “Financing”). Buyer will promptly inform Seller when it has obtained an unconditional commitment to provide the Financing (except for conditions that, by their nature, will only be satisfied at the time the Financing is provided) and, upon request of Seller, provide evidence of such commitment.

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(b) Prior to the Closing Date, the Seller shall use commercially reasonable efforts to, and to cause each member of the Company Group to, provide to Buyer, at Buyer’s sole cost and expense, such reasonable cooperation in connection with the arrangement of the Financing as is reasonably necessary and customary for financings and reasonably requested in writing by Buyer. Nothing in this Section 6.9(b) shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) require the Seller or any member of the Company Group to take any action that will conflict with or violate any Laws prior to the Closing Date, (iii) result in the Seller or any member of the Company Group otherwise incurring any Liability or undertaking any obligation in connection with the Financing, (iv) result in any officer or director of the Seller or any member of the Company Group incurring any personal liability with respect to any matters relating to the Financing, or (v) require the Seller or any member of the Company Group to create or develop new reports or information or provide reports or furnish information other than in the form in which the reports or information currently exists.

6.10 Tax Matters.

(a) Except for the Buyer Assumed Taxes, which Buyer shall be solely responsible for as well as for any Taxes arising out of the operation of the Company Group after the Closing, Seller shall be solely responsible for: (i) any Tax imposed on or relating to any member of the Company Group with respect to any Pre-Closing Tax Liability Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group is or was a member with respect to any Pre-Closing Tax Liability Period, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) all Taxes of any Person imposed on any member of the Company Group as a transferee or successor, by contract, pursuant to any Law, rule, or regulation which Taxes relate to an event or transaction with respect to any Pre-Closing Tax Liability Period; or (iv) from and after the Closing Date, the costs of preparing, amending, and/or defending any Tax Return of any member of the Company Group for a Pre-Closing Tax Liability Period. To the extent that any member of the Company Group has, prior to Closing, paid or prepaid any Tax, and such member of the Company Group or Buyer receives a cash Tax refund (or claims a credit in lieu of a cash Tax refund) as a result of such pre-Closing payment by such member of the Company Group, the amount of the Tax refund or credit that is attributable to any Tax paid or prepaid by the Company for any Pre-Closing Tax Liability Period shall be reimbursed by Buyer to Seller, within 20 days after the Tax Return reflecting the amount of such refund or credit is filed by such member of the Company Group or Buyer, net of (1) Taxes payable by the Buyer, any member of the Company Group, or their Affiliates in obtaining such refund or credit, (2) any reasonable out-of-pocket costs associated in obtaining such refund or credit, and (3) amounts required to be withheld on such payment to Seller. If there is a subsequent reduction by the applicable taxing authority of any amounts with respect to which a payment has been made to Seller pursuant to this Section 6.10(a), then Buyer shall off-set all amounts from the Note (to the extent any such amounts remain outstanding under the Note), such amounts to be equal to such reduction plus any interest or penalties imposed by the taxing authority with respect to such reduction.

(b) Seller shall pay in full to Buyer any amount due and that Seller is responsible for under Section 6.10(a) in immediately available funds at least five business days before the due date of the Taxes to which such payment relates (or if such Taxes are past-due, then within ten business days of Buyer’s demand for such payment).

(c) For purposes of this Agreement, in the case of any Tax period that includes (but does not end on) the last day of the Pre-Closing Tax Liability Period (a “Straddle Period”), the amount of any Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Liability Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period that occur on or before the last day of the Pre-Closing Tax Liability Period and the denominator of which is the total number of days in such Straddle Period; provided, however, and for the avoidance of doubt that any Taxes arising out of the Pre-Closing Intra-Company Restructuring are entirely attributed to Buyer and are included within Buyer Assumed Taxes.

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(d) Prior to Closing, Seller shall file an amended Tax Return of the Company for the 2023 Tax period (the Tax period in which Seller acquired all issued and outstanding shares of equity securities of the Company) that makes an application to uphold all unused losses and loss carryforwards of the Company for the 2023 Tax period as conditional loss carryforwards (fortführungsgebundener Verlustvortrag) within the meaning of section 8d German corporate income tax act (Körperschaftsteuergesetz) (the “2023 German Tax Filing”); provided however, Buyer shall be afforded a reasonable opportunity to review and comment on such 2023 German Tax Filing, and the Seller shall consider in good faith any such comments, in each case, prior to filing the 2023 German Tax Filing.

(e) From and after the Closing Date, and only as it relates to any Pre-Closing Tax Liability Period but excluding any income Tax Return for any period beginning on or after January 1, 2025, Seller shall (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed with the applicable Taxing Authority for each member of the Company Group for taxable periods ending on or before the Pre-Closing Tax Liability Period (the “Seller Returns”) and (ii) pay all Taxes shown as due on such Seller Returns no later than the due date of such Tax Returns as finally determined under this Agreement, except for any Buyer Assumed Taxes, which shall be the sole responsibility of Buyer. All such Seller Returns shall be prepared consistent with past practice to the extent permitted by applicable Law. Seller shall provide to Buyer a draft of each such Seller Return prior to the due date of such Seller Return so as to provide a reasonable time for Buyer to review and comment on each such Seller Return. Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for each member of the Company Group that are filed after the Closing Date for periods beginning on or after January 1, 2025 or otherwise relating to any Buyer Assumed Taxes (the “Buyer Returns”) and Buyer shall fully, accurately, and completely disclose, the Pre-Closing Intra-Company Restructuring on the first such Tax Return to be filed after the Closing. Prior to filing any such income Tax Return that includes a Straddle Period or that includes a refund or credit for Taxes that were paid or prepaid by any member of the Company Group for any Pre-Closing Tax Liability Period, Buyer will permit Seller a reasonable time to review and comment on each such Buyer Return. Seller shall pay to Buyer the amount of any Taxes due with or in respect of any such Buyer Return to the extent relating to a Pre-Closing Tax Liability Period or the Straddle Period relating thereto, as computed pursuant to Section 6.10(c), in accordance with Section 6.10(b) as finally determined under this Agreement.

(f) Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, determining a Liability for Taxes or in conducting any audit or other Proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Seller shall turn over to Buyer copies of all Tax Returns of each member of the Company Group for the last six years, and the related schedules and work papers, and all material records and other material documents in its possession, relating to Taxes of each member of the Company Group, in each case to the extent possession or control of Seller or any of its Affiliates. Seller may retain copies of the Tax Returns and records that are provided to Buyer. From and after the Closing Date, Buyer will, at the request of Seller, provide copies to Seller of the Tax Returns of any member of the Company Group for any Pre-Closing Tax Liability Periods and records related thereto that are in the possession or control of Buyer.

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(g) All Tax sharing agreements or similar agreements and powers of attorney with respect to or involving any member of the Company Group shall be terminated as of the Closing Date and, after the Closing Date, no member of the Company Group shall be bound thereby or have any Liability thereunder.

(h) All transfer, documentary, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and except as set forth in this Section 6.10, Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to the Taxes, fees and charges described in this paragraph.

(i) If Buyer or any member of the Company Group receives notice of any audit, Proceeding, or other inquiry with respect to Taxes (each, a “Tax Contest”) for any Pre-Closing Tax Liability Period (including any portion of a Straddle Period) which would increase the Tax liability of Seller or any member of the Company Group under applicable Law or pursuant to this Agreement, Buyer shall as soon as reasonably practicable, inform Seller of such notice provided. Buyer shall allow Seller, at the sole expense of Seller, to manage, control and defend, with reasonable input from Buyer, any such Tax Contest to the extent (i) Seller conducts the defense of such Tax Contest actively, diligently and in good faith; provided, that if Seller so assumes control, Buyer may participate in the conduct of such Tax Contest at its own expense, and Seller shall not concede or settle any such Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed) provided that such concession or settlement (i) shall not require Buyer or any of its Subsidiaries or Affiliates (including, after the Closing, any member of the Company Group), to pay, reimburse, or expend any fees, costs, expenses, interest or penalties, (ii) shall include an express, unconditional and irrevocable release of the Company Group from all Liabilities with respect to any such Tax Contest, and (iii) shall not include any finding or admission of any violation of Law or wrongdoing by any member of the Company Group in connection therewith. If Seller notifies Buyer that Seller does not desire to control the defense of any such Tax Contest, then Buyer shall control the defense of such Tax Contest; provided, however, that Buyer shall not concede or settle any such Tax Contest without the prior written consent of Seller (such consent to not be unreasonably withheld, conditioned, or delayed)

(j) Following the Closing, none of Buyer or any of its Affiliates (including the Company Group) shall (i) amend any Tax Return or claim any refund of Taxes to the extent that such Tax Return or refund claim relates to any Pre-Closing Tax Liability Period; (ii) make or change any Tax election or Tax accounting method or practice with respect to or that has retroactive effect to any Pre-Closing Tax Liability Period; (iii) initiate or participate in any voluntary disclosure (or other communication with a Governmental or Taxing Authority reasonably expected to have a similar effect) or resolve any audit or inquiry with any Governmental Authority with respect to any Pre-Closing Tax Liability Period, or (v) take any action to extend the applicable statute of limitations with respect to any such Tax Returns of the Company Group for any Pre-Closing Tax Liability Period, unless (A) the Seller consents to such action, such consent not to be unreasonably withheld, delayed or conditioned, or (B) the Buyer notifies the Seller that Buyer believes such action is required by applicable Law.

(k) Without the written consent of Seller, Buyer will not make a Section 338(g) election with respect to the direct or indirect acquisition of any members of the Company Group pursuant to this Agreement.

6.11 Pre-Closing Intra-Company Restructuring. Following the date of this Agreement, Seller shall take all actions reasonably necessary (i) take the actions set forth on Schedule 6.11 of the Disclosure Schedules (the “Pre-Closing Intra-Company Restructuring”) and (ii) transfer and assign all outstanding equity interest of Paradigm Spine UK Limited from Seller to the Company.

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6.12 Cooperation and Further Assurances. After the Closing, (a) each of the Parties shall, and shall cause its respective Subsidiaries and Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further reasonable actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and (b) the Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Shares to Buyer.

6.13 Release. Effective as of the Closing, (a) Seller, on behalf of itself and its Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Buyer, each member of the Company Group, each of their Subsidiaries and Affiliates, and each of their respective past, present, and future officers, directors, managers, members, equityholders, employees, agents, Representatives, successors, and assigns (collectively, the “Buyer Released Parties”), and (b) Buyer, on behalf of itself and its Affiliates, and each of their respective successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Seller and its Affiliates, and each of their respective past, present, and future officers, directors, managers, members, equityholders, employees, agents, Representatives, successors, and assigns (collectively, the “Seller Released Parties”), from any and all rights, actions, causes of action, claims, demands, liabilities, damages, judgments, and obligations of any kind or nature whatsoever, whether direct or indirect, known or unknown, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, or due to become due, fixed, matured, or contingent, and whether arising at law, in equity that any such releasing party ever had, now has, or may hereafter have against any of the Buyer Released Parties or Seller Released Parties, as applicable, in each case based upon facts, circumstances or occurrences, solely to the extent that the same relate to the operation of the OUS Coflex Business. Notwithstanding the foregoing, nothing in this Section 6.12 shall release, waive, or limit any claims or rights of either party (i) under this Agreement or any Transaction Document, or (ii) relating to Fraud.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Mutual Conditions of the Obligations the Parties. The respective obligations of each of Buyer and the Seller to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) no statute, rule, regulation, executive Order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be pending or in effect, and no Action to challenge the consummation of the transactions contemplated by this Agreement shall be pending; and

(b) The consummation of the transactions contemplated by the US Purchase Agreement shall have occurred, such that, for the avoidance of doubt, the closing thereof and the Closing of this Agreement shall occur simultaneously.

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7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver (if permissible under applicable Law) by Buyer, at or prior to the Closing of the following additional conditions:

(a) (i) each of the representations and warranties of the Seller set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Authorization and Enforceability), Section 3.4 (Ownership of Equity Securities) and of the Seller and the Company set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Authorization and Enforceability), clause (i) of Section 4.3 (Non-Contravention), Section 4.7 (Coflex Business), and Section 4.20 (Taxes) (collectively, the “Seller and Company Group Fundamental Representations”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date) except with respect to the Seller and Company Group Fundamental Representation set forth in Section 4.7 and Section 4.20, where the failure of such Seller and Company Group Fundamental Representation to be true and correct as of the aforementioned periods would not have more than a de minimis effect on the OUS Coflex Business; and (ii) each of the other representations and warranties of the Seller or the Company Group set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect”, or “in all material respects”, “in any material respect,” “material”, or “materially”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date), except where the failure of such other representations and warranties to be true and correct as of the aforementioned periods, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect;

(b) the Company must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Closing;

(c) there shall not have been any change, condition, event or development since the date of this Agreement that, individually or in the aggregate, has caused or would reasonably be expected to cause a Material Adverse Effect;

(d) Seller shall have filed, or caused to be filed, the 2023 German Tax Filing and shall have provided Buyer with reasonable evidence of such filings; and

(e) Buyer shall have received the items to be delivered by the Company pursuant to Section 2.6(a).

7.3 Conditions to Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated by this Agreement are subject to the satisfaction, or waiver (if permissible under applicable Law) by the Seller, at or prior to the Closing of the following additional conditions:

(a) (i) each of the representations and warranties of Buyer set forth in Section 5.1 (Organization; Good Standing), Section 5.2 (Authorization and Enforceability), Section 5.5 (Solvency), and Section 5.6 (Sufficient Funds) (collectively, the “Buyer Fundamental Representations”, and together with the Seller and Company Group Fundamental Representations, the “Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date), and (ii) each of the other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date), except where the failure of such other representations and warranties to be true and correct as so “in any material respect,” “material,” or “materially”) of the aforementioned periods, individually or in the aggregate, has not had and would not be reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement;

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(b) Buyer must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Closing; and

(c) the Seller shall have received the items to be delivered by Buyer pursuant to Section 2.6(b).

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Seller;

(b) by Buyer, on the one hand, or the Seller, on the other hand, if the Closing shall not have occurred on or prior to the Termination Date; provided, however, that a Party’s right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to such terminating Party if the primary cause of the failure to consummate the Closing is a breach by such terminating Party of its representations, warranties, obligations or covenants under this Agreement; provided, further, however, that this provision may be waived by Buyer if the US Purchase Agreement is terminated by Buyer pursuant to Section 8.1(c) thereof, or by the Seller, if the US Purchase Agreement is terminated by the Company Group (as defined in the US Purchase Agreement) pursuant to Section 8.1(d) thereof;

(c) by Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Buyer to the Seller or (ii) the Termination Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would be the primary cause of a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

(d) by the Seller, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Seller to Buyer or (ii) the Termination Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would be the cause of a condition set forth in Section 7.1 or Section 7.3 not to be satisfied;

(e) by either Buyer, on the one hand, or by the Seller, on the other hand, if any Governmental Authority shall have issued an Order or ruling or taken any other Action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or ruling or other Action shall have become final and non-appealable;

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(f) By Buyer if the US Purchase Agreement is terminated in accordance with its terms for any reason other than pursuant to Section 8.1(d) thereof; or

(g) By the Seller if the US Purchase Agreement is terminated in accordance with its terms for any reason other than pursuant to Section 8.1(c) thereof.

8.2 Notice and Effect of Termination.

(a) Any Party desiring to terminate this Agreement pursuant to Section 8.1 (the “Terminating Party”) shall give written notice of such termination to the other Parties to this Agreement; provided, however, that in the event the Terminating Party validly delivers a written notice of termination pursuant to the terms hereof, then the non-Terminating Party shall thereafter have no right to terminate this Agreement under any provision hereof, regardless of whether the conditions permitting such termination would otherwise be satisfied, such that, for the avoidance of doubt, once the Terminating Party has exercised its right to terminate this Agreement by delivering written notice in accordance with the applicable provisions herein, the non-Terminating Party shall have no right to terminate this Agreement, and such rights of the non-Terminating Party shall be deemed waived and of no further force or effect.

(b) In the event of the termination of this Agreement pursuant to Section 8.1, except as set forth in this Section 8.2(b), this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of Buyer, the Seller, or any member of the Company Group, or any of their respective Representatives) with the exception of, (i) Liability of the Seller or the Company for any willful breach of this Agreement prior to such termination, or in the case of the Seller or Buyer, Fraud (which neither the Seller, Buyer, the Company, nor any member of the Company Group shall be relieved from by virtue of the termination of this Agreement in accordance with its terms), (ii) the prohibition on public disclosure in Section 6.7, (iii) this Section 8.2, and (iv) Article X, which will each survive the termination of this Agreement in accordance with their respective terms.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and will remain operative and in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated herby for a period of 15 months after the Closing Date, except that (a) the Fundamental Representations shall survive for a period of four (4) years after the Closing Date; provided however, that the representations and warranties in and Section 4.19 (Employee Benefit Plans) and Section 4.20 (Taxes) shall survive until 30 days after the expiration of the applicable statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions or waivers thereof). None of the covenants or other agreements contained in this Agreement shall survive the Closing, except (i) Section 6.10 shall survive the Closing for a period of 180 days following the date on which the applicable assessment or other notice with respect to the relevant Tax becomes finally determined by a court of competent jurisdiction in accordance with applicable Law and (ii) those covenants or other agreements which by their terms contemplate performance after the Closing Date (including the indemnification provisions in this Article IX), each of which shall survive the Closing for the period contemplated by its terms or, if no period is contemplated in this Agreement, for a period of six (6) years after the Closing Date. Upon termination and expiration of any representation, warranty or covenant, all indemnification obligations with respect to such representation, warranty or covenant shall likewise terminate and expire; except to the extent that, no later than the date of such expiration or termination a claim shall have been given for any breach thereof. Notwithstanding the foregoing, any claims asserted in writing to the Indemnifying Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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9.2 Indemnification by the Seller. Subject to the other terms and conditions of this Article IX, the Seller shall indemnify, defend, and hold Buyer, its Subsidiaries, Affiliates, and their respective managers, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) harmless from and against, and shall pay and reimburse each of them for, any and all Losses that any Buyer Indemnitee may suffer or incur as a result of or relating to:

(a) any breach of, or any inaccuracy in, any representation or warranty made by the Seller or the Company in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by the Seller or any of its Subsidiaries or Affiliates (including, prior to the Closing, any member of the Company Group) pursuant to this Agreement or the Transaction Documents.

9.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify, defend, and hold the Seller, its Subsidiaries and Affiliates, and their respective managers, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against, and shall pay and reimburse each of them for, any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:

(a) any breach of, or any inaccuracy in, any representation or warranty made by Buyer in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by Buyer or any of its Subsidiaries or Affiliates (including, after to the Closing, any member of the Company Group) pursuant to this Agreement or the Transaction Documents.

9.4 Limitations.

(a) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be liable to the Indemnified Party (i) for any Losses arising from Section 9.2(a) above unless and until the aggregate amount of all such Losses exceeds $250,000 (the “Deductible”), in which event the Indemnified Party shall be entitled to indemnification for only such Losses in excess of the Deductible, or (ii) for any Losses in excess of an aggregate amount equal to $2,000,000 (the “Cap”).

(b) Notwithstanding the foregoing: (i) the limitations set forth in Section 9.4(a) shall not apply to any breach or of (A) any Fundamental Representations, (B) for Taxes and/or Losses for which Seller is responsible under Section 6.10, or (C) in the case of Fraud.

(c) In no event shall the Seller’s maximum aggregate liability to the Buyer Indemnitees with respect to Losses under Section 9.2(a) and/or for Taxes and/or Losses for which Seller is responsible under Section 6.10 exceed the aggregate Purchase Price under this Agreement and the US Purchase Agreement (i.e., $19.2 million) , except for such Losses arising out of Fraud.

(d) In no event shall Seller be liable for any Buyer Assumed Taxes or any Taxes for which Buyer is liable under Section 6.10.

(e) Payment by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Losses shall be net of any insurance proceeds or third party indemnity or contribution payments actually received by the Indemnified Party in respect of such Losses, less any deductibles, costs and expenses incurred in connection with making any claim or pursuing or obtaining such insurance proceeds or third party indemnity or contribution payments, and related increases in insurance premiums or other chargebacks. If any such amounts described in this Section 9.4(d) are received by an Indemnified Party after being fully indemnified for the relevant Losses hereunder, such amounts will be promptly paid to the Seller or Buyer, as applicable.

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(f) The Parties agree that all indemnifiable losses suffered by any Buyer Indemnitees under Section 9.2(a) of the US Purchase Agreement shall be considered Losses arising from Section 9.2(a) of this Agreement and aggregated for the purposes of satisfying the Deductible. The Parties further agree that all Losses indemnifiable under this Agreement and Section 9.2(a) of the US Purchase Agreement shall be aggregated and applied against the Cap under this Agreement and shall include losses under the US Purchase Agreement to the extent such losses are covered by the Cap in the US Purchase Agreement. By way of example only and in no way in limitation of the foregoing, if Buyer incurs $200,000 in indemnifiable Losses under this Agreement and Buyer or its Affiliates incurs $50,000 in indemnifiable Losses under the US Purchase Agreement, such combined Losses shall be aggregated for purposes of satisfying the Deductible and counting against the Cap and the limitation set forth in Section 9.4(c) above. For the avoidance of doubt, no Indemnified Party shall be entitled to double recovery for any indemnifiable Losses even though such Losses, or any other incident, may have resulted from the breach of more than one of the representations, warranties, covenants and agreements, or any other indemnity, provided in this Agreement or the US Purchase Agreement.

(g) No Indemnifying Party shall be liable to any other Indemnified Party for any punitive, exemplary, or similar damages, except to the extent such damages are awarded by a Governmental Authority in connection with a Third-Party Claim.

(h) For purposes of determining whether a breach or an alleged breach has occurred and the amount of any Losses for which the Buyer Indemnitees or the Seller Indemnitees, as the case may be, are entitled to claim indemnification, all “materiality,” “in all material respects,” “Material Adverse Effect” and qualifiers of similar import will be excluded from and given no effect in each representation and warranty and each covenant and agreement; provided, however, that such qualifiers shall not be disregarded where they are part of a defined term (e.g., “Material Customer”) or where the context otherwise requires.

(i) Notwithstanding the foregoing, the limitations set forth in this Section 9.4 shall not apply to claims based on a Party’s Fraud. Solely with respect to actions grounded in Fraud, (A) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity, and (B) no party shall, by exercising any remedy available to it under this Article IX, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(j) Notwithstanding any provision to the contrary contained in this Agreement, the Parties hereby acknowledge and agree that Buyer’s first source of recovery for any and all indemnifiable Losses for which the Seller is liable pursuant to this Article IX or Taxes for which Seller is responsible under Section 6.10 shall be by offset against any amounts of principal and accrued interest, if any, remaining under the Note. Buyer shall be entitled to reduce such unpaid principal balance and accrued but unpaid interest in an amount equal to the indemnifiable Losses for which the Seller is liable pursuant to the provisions of this Article IX. Buyer Indemnitees shall only have the right to recover directly from the Seller if there is no outstanding principal amount and accrued but unpaid interest under the Note or to the extent the Losses for which the Seller is liable pursuant to this Article IX exceed the then-outstanding principal amount and accrued but unpaid interest under the Note (in which event, Buyer Indemnitees may only recover directly from the Seller in an amount equivalent to such excess).

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9.5 Matters Involving Third Party Claims.

(a) Promptly after the receipt by any Seller Indemnitee or Buyer Indemnitee (as the case may be, an “Indemnified Party”) of notice of the commencement of any action by any Person who is not a party to this Agreement (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party prompt written notice (but in any event, to the extent there is a deadline to respond to such Third Party Claim under applicable Law, no later than five (5) Business Days prior to the date of such deadline) of such Third Party Claim, describing in reasonable detail the circumstances then known to such Indemnified Party and shall include copies of all material written documentation received by the Indemnified Party relating thereto (to the extent not privileged or subject to an obligation of confidentiality); provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that such failure to give notice shall materially and adversely prejudice any defense or claim available to the Indemnifying Party.

(b) The Indemnifying Party, within ten (10) days after receiving the Indemnified Party’s notice of the Third Party Claim, shall acknowledge in writing to the Indemnified Party whether the Indemnifying Party will assume the defense of such Third Party Claim with its own counsel and at the Indemnifying Party’s sole expense; provided, that, in order to assume the defense of such Third Party Claim, the Indemnifying Party must reasonably believe that it may be responsible for the Losses relating to such Third Party Claim (based on the facts then known) and if, at any time during the course of assuming the defense of such Third Party Claim the Indemnifying Party reasonably believes it is not responsible for such Losses, then it will notify the Indemnified Party in writing and tender defense of such claim to the Indemnified Party at such time; provided, that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, (ii) the Third Party Claim solely seeks non-monetary damages, including an injunction, specific performance or equitable relief against any Indemnified Party, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is reasonably expected to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (iv) the Indemnified Party has determined in good faith that there would be a conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the indemnification proceeding.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to the Third Party Claim, except as provided in this Section 9.5(c); (ii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party at its own cost and expense; and (iii) it shall actively and diligently defend the Third Party Claim and keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim. If a firm offer is made to settle a Third Party Claim without leading to any Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to provide such consent within ten Business Days after receiving written notice of such settlement offer, the Indemnifying Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.

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(d) If the Indemnifying Party does not assume the defense of any Third Party Claim, or if any condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim set forth above becomes unsatisfied, the Indemnified Party may defend against such claim in such manner and on such terms as it in good faith deems appropriate, provided that the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) and shall be entitled to indemnification in respect thereof in accordance with Section 9.2 or Section 9.3, as applicable. In no event shall the Indemnified Party settle any Third Party Claim while the defense thereof is controlled by the Indemnifying Party pursuant to and in accordance with this Section 9.5(d) without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

9.6 Matters Involving Direct Claims. Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the applicable Indemnifying Party prompt written notice thereof after becoming aware of the claim, describing in reasonable detail the circumstances then known to such Indemnified Party and shall include copies of all material written documentation received by the Indemnified Party relating thereto (to the extent not privileged or subject to an obligation of confidentiality); provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that such failure to give notice shall materially and adversely prejudice any defense or claim available to the Indemnifying Party. The Indemnifying Party shall have 20 days after receipt of such written notice to respond in writing to such Direct Claim (“Claim Review Period”) which response shall set forth whether the Indemnifying accepts or rejects any portion of such Direct Claim, and to the extent such response rejects any portion of such Direct Claim, such response shall provide reasonable detail, and provide reasonable supporting information and/or documentation (to the extent not privileged or subject to an obligation of confidentiality) supporting such rejection. If the Indemnifying Party rejects all or any portion of the Direct Claim before the expiration of the Claim Review Period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve the disputed portion of the Direct Claim for a period of 30 days (the “Claim Resolution Period”). If the Indemnifying Party and the Indemnified Party fail to reach an agreement with respect to any disputed portion of the Direct Claim during the Claim Resolution Period, then the Indemnified Party may commence an action in accordance with Section 10.9.

9.7 Indemnification Payments. Once any Loss is agreed to by the Indemnifying Party or is finally determined to be payable by a final, non-appealable judgment pursuant to this Article IX, the Indemnifying Party shall pay the full amount of such Loss within 15 Business Days by wire transfer of immediately available funds; provided, however, that in the event the Seller is the Indemnifying Party and the Note remains outstanding and unpaid, Buyer shall, prior to seeking the full amount of such Loss, offset such Loss against the Note pursuant to Section 9.4(i). Subject to Section 9.4(i), if the Indemnifying Party fails to make such payment within the applicable 15 Business Day period, the unpaid amount shall accrue interest from and including the date of such agreement or final adjudication to and including the date of payment at a rate per annum equal to 10.0%, calculated on the basis of a 365-day year and the actual number of days elapsed, without compounding. Any indemnity payments made pursuant to this Agreement shall be treated by the Parties for all Tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by applicable Law.

9.8 Right of Set-Off. The Seller hereby agrees that with respect to any claim for indemnification under this Article IX, Buyer is hereby authorized to setoff and apply any Taxes for which Seller is responsible under Section 6.10 or Losses which are owed by the Seller to Buyer or the Buyer Indemnities, against the obligations, if any, owing to the Seller by Buyer in respect of this Agreement, including the payment the principal and accrued interest, if any, under the Note. Neither the exercise of nor the failure to exercise any such right of set-off or to give a notice of a claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedy that may be available to Buyer Indemnities and any such setoff is not the sole and exclusive remedy of the Buyer Indemnities.

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9.9 Sole Remedies. The Parties acknowledge and agree that from and after the Closing the rights of any Indemnified Party set forth in this Article IX shall be the sole and exclusive remedies of such Indemnified Party with respect to claims arising out of any breach of the representations, warranties, covenants and agreements contained in this Agreement, provided, however, that nothing herein shall (a) limit or restrict the rights of any Party to seek claims for equitable relief (including injunctive relief or specific performance) for any breach or threatened breach of any covenant or agreement to be performed at or after the Closing, (b) limit or restrict the rights of any party to enforce its rights under any other Transaction Document, or (c) preclude any party from asserting a claim based on Fraud.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day, then the next Business Day) via email to the email address set out below (provided that, no “error” message or other notification of non-delivery is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national (U.S.) overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

If to the Seller:	With a copy (which shall not constitute notice) to:

Xtant Medical Holdings, Inc.	Fox Rothschild LLP
664 Cruiser Lane	33 S. Sixth Street, Suite 3600
Belgrade, MT 59714	Minneapolis, MN 55402
Attention: CEO	Attention: Phil Martin
E-mail:	E-mail:

If to Buyer:	With a copy (which shall not constitute notice) to:

Companion Spine, LLC	Dorsey & Whitney LLP
505 Park Ave	51 West 52nd Street
New York, NY 10022	New York, NY 10019
Attention: Joseph Chan	Attention: David Mack
E-mail:	E-mail:

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10.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the ejusdem generis principle of construction shall not apply to this Agreement and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words; and (e) any information or documentation required to be made available, provided or delivered to Buyer by the Seller prior to the date hereof pursuant to the terms of this Agreement or any other Transaction Document shall be deemed made available, provided and delivered to Buyer if such information or documentation has been posted to any data room (virtual, physical or otherwise) or similar information-sharing platform maintained by the Parties for the purposes of effectuating the transactions contemplated hereby. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

10.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, Seller may assign all of its rights under this Agreement to Seller’s or Seller’s affiliates’ lender or lenders without the prior written consent of Buyer.

10.7 No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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10.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

10.10 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Prior to the valid termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

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10.11 Non-Recourse. All claims or causes of action (whether in Contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the Transaction Documents or as an inducement to enter into this Agreement or the Transaction Documents), may be made only against the entities that are expressly identified as Parties and thereto, except in the event of Fraud committed by such Non-Party Affiliate. No Person who is not a named party to this Agreement or the Transaction Documents, including any past, present or future director, manager, officer, employee, incorporator, member, partner, equityholders (including stockholders and optionholders), Affiliate, agents, attorney or representative of any named party to this Agreement or the other Transaction Documents or the sources of the Financing (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document or the negotiation execution hereof or thereof, except for in the event of Fraud; and each Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates, except in the event of Fraud committed by such Non-Party Affiliate. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page to Follow.]

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IN WITNESS WHEREOF, the Parties have caused this Equity Purchase Agreement to be executed as of the date first written above.

The Seller:

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean Browne
Name:	Sean Browne
Title:	President and CEO

The Company:

PARADIGM SPINE GMBH

By:	/s/ Enrico Sangiorgio
Name:	Enrico Sangiorgio
Title:	Managing Director

Buyer:

COMPANION SPINE, LLC

By:	/s/ Anthony Viscogliosi
Name:	Anthony Viscogliosi
Title:	Executive Chairman & CEO